UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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COCA-COLA ENTERPRISES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2500 Windy Ridge Parkway
Atlanta, Georgia 30339
March 5, 2012

Dear Fellow Shareowner:
You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises, Inc., to be held at 8:30 a.m., Eastern Daylight Time, on Tuesday, April 24, 2012, at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia.
This booklet includes the formal notice of the meeting as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.
We are providing our shareowners access to the proxy materials and our 2011 annual report over the internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while reducing the environmental impact of our annual meeting. On or about March 15, 2012, we will mail to shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2011 annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.
Your vote is very important to us. Regardless of the number of shares you own, please vote. You can vote your shares by internet, toll-free telephone call, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. Please see page 1 of the proxy statement for more detailed information about your voting options.

Very truly yours,

Chairman and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF SHAREOWNERS

Time and Date:	8:30 a.m., Eastern Daylight Time, Tuesday, April 24, 2012

Place:	Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia

Record Date:	Shareowners at the close of business on February 27, 2012, are entitled to vote

Matters to be Voted upon:	●	Election as directors of the eleven nominees named in the accompanying proxy statement for terms expiring at the 2013 annual meeting of shareowners;
	●	Approval, by non-binding advisory vote, of our executive officers' compensation;
	●	Approval of the performance measures under the 2010 Incentive Award Plan (As Amended Effective February 7, 2012) to preserve tax deductibility of certain awards under the plan;
	●	Ratification of our Audit Committee’s selection of our independent registered public accounting firm for 2012; and
	●	Any other business properly brought before the meeting and any adjournments of it.

Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by the internet or by telephone. If you request a printed copy of the proxy materials, you may complete and return by mail the proxy or voting instruction card you will receive in response to your request, or you can vote by the internet or by telephone. If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting.

William T. Plybon
Vice President, Secretary and Deputy General Counsel

2500 Windy Ridge Parkway
Atlanta, Georgia 30339

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREOWNERS
to be held at 8:30 a.m., Eastern Daylight Time, on Tuesday, April 24, 2012,
at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia
 ______________________________________________________

We are furnishing this proxy statement to our shareowners in connection with the solicitation of proxies by our board of directors for the 2012 annual meeting of shareowners to be held on April 24, 2012, and any adjournment or postponement of the meeting. Our 2011 annual report accompanies this proxy statement.
This proxy statement and the 2011 annual report are first being made available on our website at www.cokecce.com or mailed to shareowners who have requested paper copies on or about March 15, 2012. Other information on our website does not constitute part of this proxy statement.

TABLE OF CONTENTS
VOTING AND THE MEETING	1
PRINCIPAL SHAREOWNERS	6
GOVERNANCE OF THE COMPANY	7
Board of Directors	7
Board Leadership Structure	7
Communications with the Presiding Director, the Board, and Its Committees	10
Policy Regarding Board Attendance at Shareowner Meetings	10
Board of Directors Guidelines on Significant Corporate Governance Issues	10
Code of Business Conduct	10
Board of Directors Oversight of Risk	11
Director Compensation	11
How Members of the Board of Directors are Selected	13
PROPOSAL 1: ELECTION OF DIRECTORS	14
Nominees for Election	15
Committees of the Board	21
Audit Committee	21
Corporate Responsibility and Sustainability Committee	22
Executive Committee	22
Finance Committee	22
Franchise Relationship Committee	22
Governance and Nominating Committee	22
Human Resources and Compensation Committee	22
Compensation Committee Interlocks and Insider Participation	23
Human Resources and Compensation Committee Report	23
SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
EXECUTIVE COMPENSATION	26
Compensation Discussion and Analysis	26
Summary Compensation Table	37
Grants of Plan-Based Awards	39
Outstanding Equity Awards at Fiscal Year-end	41
Option Exercises and Stock Vested	43
Nonqualified Deferred Compensation	43
Potential Payments upon Termination or Change in Control	44
EQUITY COMPENSATION PLAN INFORMATION	48
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49
PROPOSAL 2: ADVISORY VOTE ON THE COMPANY’S EXECUTIVE OFFICERS' COMPENSATION	50
PROPOSAL 3: APPROVAL OF THE PERFORMANCE MEASURES UNDER THE 2010 INCENTIVE AWARD PLAN (AS AMENDED EFFECTIVE FEBRUARY 7, 2012) TO PRESERVE THE TAX DEDUCTIBILITY OF CERTAIN AWARDS UNDER THE PLAN	51
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	54
Audit Committee Report	55
SHAREOWNER PROPOSAL FOR 2013 ANNUAL MEETING	56
OTHER MATTERS	56

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.
VOTING AND THE MEETING
What is the purpose of this meeting?
This is the annual meeting of the company’s shareowners. At the meeting, we will be voting upon:

•	the election of directors whose terms will expire in 2013;

•	the approval, by a non-binding advisory vote, of our executive officers' compensation;

•	the approval of the performance measures under our current incentive award plan in order to preserve tax deductibility of certain awards under the plan;

•	the ratification of our Audit Committee’s choice of independent registered public accounting firm for 2012; and

•	any other business that may properly come before the meeting.
Our board of directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.
How do the directors of the company recommend that I vote?
The board of directors unanimously recommends that you vote:
PROPOSAL 1: FOR the election of Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Garry Watts, Curtis R. Welling, and Phoebe A. Wood as directors of the company for terms expiring in 2013;
PROPOSAL 2: FOR the approval of our executive officers' compensation;
PROPOSAL 3: FOR the approval of the performance measures under the 2010 Incentive Award Plan to preserve tax deductibility of certain awards under the plan; and
PROPOSAL 4: FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2012.
What is a proxy?
Our board of directors is asking for your proxy, which is a legal designation of another person to vote the shares you own. We have designated two officers of the company, John R. Parker and William T. Plybon to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.
Who may vote?
Common stock shareowners of Coca-Cola Enterprises, Inc. whose shares are recorded directly in their names in our stock register (“shareowners of record”) at the close of business on February 27, 2012, may vote their shares on the matters to be acted upon at the meeting. Shareowners who hold shares of our common stock in “street name,” that is, through an account with a bank, broker, or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that the street name holders will receive from the holder of record.
A list of shareowners entitled to vote at the meeting will be available for examination at our principal executive offices located at 2500 Windy Ridge Parkway, Atlanta, Georgia 30339, for a period of at least 10 days prior to the meeting and during the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.
How do I vote?
If you meet the above qualification, you may vote in one of the following four ways:
By the internet
Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 23, 2012.

By telephone
On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 23, 2012.
By mail
If you are a shareowner of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.
At the annual meeting
Whether you are a shareowner of record or a street name holder, you may vote your shares at the annual meeting if you attend in person. See “What do I need to bring with me in order to attend the annual meeting?” below.
Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and it saves us significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.
Why haven’t I received a printed copy of the proxy materials and 2011 annual report?
On or about March 15, 2012, we will mail a Notice of Internet Availability of Proxy Materials to our shareowners who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2011 annual report and voting instructions over the internet at www.proxyvote.com. You may then access these materials and vote your shares over the internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the internet or by telephone. Please keep the notice for your reference through the meeting date.
Alternatively, you may request that a printed copy of the proxy materials be mailed to you. If you want to receive a paper copy of the proxy materials, you may request one over the internet at www.proxyvote.com, by calling toll-free 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 10, 2012, to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you by e-mail unless you change your election.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms. If you are a shareowner of record, we encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, Computershare, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by phone at 1-800-418-4CCE (4223). If you hold your shares in street name, you should contact your bank or broker and request consolidation.
How do I revoke my proxy?
You may revoke your proxy before it is voted at the meeting by:

•	Submitting a later vote by internet or telephone;

•	Submitting a new proxy card or voting instruction form with a later date;

•	Notifying the company before the meeting by writing to the Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339; or

•	Voting in person at the meeting.
Attendance at the meeting will not revoke a proxy unless the shareowner actually votes in person at the meeting.
How will a quorum be determined?
The holders of a majority of shares of our common stock outstanding on February 27, 2012, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.
As of the record date, 300,324,790 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.
If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you withhold authority to vote, abstain or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in street name, these shares also will be counted for purposes of determining the presence or absence of a quorum for the transaction of business to the extent such nominee exercises its discretion to vote your uninstructed shares on certain matters at the annual meeting.
“Withhold authority” is a shareowner’s instruction to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors.
What is a ‘broker non-vote?’”
The New York Stock Exchange (“NYSE”) has rules that govern banks, brokers and others who have record ownership of company stock held in brokerage and other accounts for their clients who beneficially own the shares. Under these rules, banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”), but they do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”
What are the voting requirements that apply to the proposals discussed in this proxy statement?

	Proposal	Vote Required	Discretionary Voting Allowed?
1	Election of Directors	Plurality	No
2	Advisory Vote on Our Executive Officers' Compensation	Majority	No
3	Approval of the Performance Measures under the 2010 Incentive Award Plan to Preserve Tax Deductibility of Certain Awards under the Plan	Majority	No
4	Ratification of Registered Independent Public Accounting Firm	Majority	Yes
A “plurality” means, with regard to the election of directors, that the eleven nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected.
A “majority” means that a proposal receives a number of “for” votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting.
“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the NYSE permit such bank, broker, or other holder of record to vote. As noted above, when banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares without instruction from the beneficial owner, the affected shares are referred to as “broker non-votes.”
Although the advisory votes on Proposal 2 are non-binding, as provided by law, our board will review the results of the votes and, consistent with our record of shareowner engagement, will take the results into account in making future determinations concerning our executive officers' compensation.

What is the effect of withhold authority votes, abstentions, and broker non-votes?
Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the eleven director nominees receiving the highest number of “for” votes will be elected.
Under Delaware law (under which the company is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote “against” the advisory vote on our executive officers' compensation, the approval of the performance measures under the 2010 Incentive Award Plan to preserve tax deductibility of certain awards under the plan, as well as the ratification of the selection of our registered independent public accounting firm.
As a result of a change in NYSE rules related to discretionary voting and broker non-votes, banks, brokers, and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation related matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the meeting, they will have no effect on the outcome of the vote on the election of directors, the advisory vote on our executive officers' compensation or the proposal requesting approval of the performance measures under our current 2010 Incentive Award plan in order to preserve the tax deductibility of certain awards under the plan. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares on these matters, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.
How are shares for which I am the shareowner of record voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which you, as a shareowner of record, have given no specific instruction but have authorized us generally to vote the shares, they will be voted as follows: “for” each of the nominees for director listed in this proxy statement, “for” the approval of the advisory vote on the company’s executive officers' compensation, "for" approval of the performance measures under the 2010 Incentive Award plan, and “for” the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2012. This authorization would exist, for example, if a shareowner of record merely signs, dates and returns the proxy card but does not indicate how the shares are to be voted on one or more proposals.
What if other matters come up at the meeting?
The company is not aware, as of the date of this proxy statement, of any other matters to be voted on at the meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in our discretion on such matters (other than shares that are voted by the holder in person at the meeting).
Are votes confidential? Who counts the votes?
We will hold the votes of all shareowners in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the company;

•	in case of a contested proxy solicitation;

•	to allow the independent inspectors of election to certify the results of the vote; or

•	if you write comments to us on the proxy card or voting instruction form.
We have retained Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate the votes. Additionally, representatives of Broadridge will serve as inspectors of election to determine the existence of a quorum and the validity of proxies and ballots, to certify the voting results and to perform any other acts required under Delaware law.
What do I need to bring with me in order to attend the annual meeting?
If you are a shareowner of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you. Otherwise, you will be admitted only upon other verification of record ownership at the admission counter.
If you own shares held in street name, bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on February 27, 2012. We can use that to verify your beneficial ownership of common stock and admit you to the meeting. If you intend to vote at the meeting, you also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.
Additionally, all persons will need to bring a valid government-issued photo ID to gain admission to the meeting.
Please note that, for safety and security reasons, cellular telephones, cameras, sound or video recording equipment, other electronic devices, and large bags, briefcases, and packages will not be allowed in the meeting room.
How is the meeting conducted?
We intend to conduct the meeting in an orderly and timely manner. Rules of conduct for shareowners who wish to address the meeting will be distributed at the meeting. We cannot assure that every shareowner who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may rely upon the rules of conduct, applicable law, and his best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.
After the meeting is over, the shareowners will be given the opportunity to ask questions of our executives and directors present at the meeting.
Who is paying the costs of the proxy and proxy solicitation?
We are paying the cost related to the preparation, printing, and distribution of all of the proxy materials. Some of our directors, officers, or employees may also solicit shareowners by mail, email, facsimile, telephone, or personal contact. None of these individual solicitors will receive additional or special compensation for doing this. Additionally, we reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials and obtaining voting instructions from their customers.
I share an address with another shareowner, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the Securities and Exchange Commission (“SEC”) permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more shareowners reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.
In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials to shareowners who share an address unless we received contrary instructions from the affected shareowners prior to the mailing date. We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by shareowners who share an address and are currently receiving multiple copies, can be made by shareowners of record by contacting our corporate secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339. Such requests by street name holders should be made through their bank, broker, or other holder of record.
Where and when will I be able to find the voting results?
You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four days after the annual meeting and available on the Securities and Exchange Commission's website (www.sec.gov) or on our website (www.cokecce.com). If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PRINCIPAL SHAREOWNERS
The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares owned and percent of class is as of December 31, 2011, unless otherwise noted.

Name	Number of Shares Owned		Percent of Class
BlackRock, Inc.	22,129,998	[1]	7.09%
40 East 52nd Street New York, NY 10022
State Street Financial Center	15,709,628	[2]	5.00%
One Lincoln Street Boston, MA 02111
The Vanguard Group, Inc.	18,449,470	[3]	5.91%
100 Vanguard Blvd. Malvern, PA 19355
Summerfield K. Johnston, Jr.	17,583,403	[4]	5.80%
600 Krystal Building One Union Square Chattanooga, TN 37402
 ______________________________________________________________
1        Based on Schedule 13G/A dated February 13, 2012, filed by BlackRock, Inc. based on common stock held on December 31, 2011.
2        Based on Schedule 13G dated February 9, 2012, filed by State Street Financial Center based on common stock held on December 31, 2011. (15,709,628 is shared dispositive and voting power).
3        Based on Schedule 13G/A dated February 10, 2012, filed by The Vanguard Group, Inc. based on common stock held on December 31, 2011. (18,007,479 sole dispositive power; 441,991 shared dispositive and sole voting power).
4 Based on Schedule 13G dated February 24, 2012, filed by Summerfield K. Johnston, Jr. based on common stock held on February 24, 2012. (11,013,603 sole dispositive and sole voting power; 6,569,800 shared dispositive and shared voting power).

GOVERNANCE OF THE COMPANY

Board of Directors
The board of directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of the company and our shareowners. The board’s responsibilities include:

•	selecting and evaluating the performance of the chief executive officer and other senior officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior officers;

•	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions;

•	overseeing the conduct of our business;

•	assessing our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures; and

•	ensuring compliance with law and ethics.
The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The board has adopted corporate governance guidelines that establish general guiding principles of corporate governance to assist the board in performing its duties. The board’s Governance and Nominating Committee is responsible for reviewing the guidelines periodically and suggesting revisions to the board as appropriate.

Board Leadership Structure
In addition to having strong and effective corporate governance guidelines, we believe that our current leadership structure of having a combined chairman and CEO; a substantial majority of independent, experienced, and nonmanagement directors; a presiding director with specified responsibilities on behalf of the independent directors and nonmanagement directors; and key board committees comprised entirely of independent directors is the most appropriate for our company and its shareowners at this time.
Chairman and Chief Executive Officer
The board of directors does not have a formal policy with respect to whether the CEO should also serve as chairman of the board. The board makes this decision based on its evaluation of the circumstances in existence and the specific needs of the company, and the board, at any time it is considering either or both roles. When making this decision, the board considers factors such as:

•	the person filling each role;

•	the presence of an independent presiding director and the person in that role;

•	the composition, independence, and effectiveness of the entire board;

•	other corporate governance structures in place;

•	the compensation practices used to motivate our leadership team;

•	the company’s leadership succession plan; and

•	the competitive and economic environment facing the company.
The board of directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our shareowners.
Mr. Brock has served as chairman of the board and CEO of the company and its predecessor entity, Coca-Cola Enterprises Inc. ("Legacy CCE"), since 2008. As chairman, Mr. Brock sets the strategic policies for the board (with input from the presiding director, as discussed further below), presides over the board’s meetings, and communicates the board’s strategic findings and guidance to management. In his position as CEO, he has primary responsibility for the day-to-day operations of the company and provides leadership on the company’s key strategic objectives. This structure has proven to be an effective one for governing the company, and the board believes this approach has enhanced efficiency in the board’s and management’s decision-making processes. The board believes that, especially in view of the size, complexity, and international scope of the company, the combination of these two roles provides more consistent communication and coordination throughout the organization and better oversight of risk. Combining these roles also results in a more effective and efficient implementation of corporate strategy and is important in unifying the company’s strategy. For example, it was very helpful for Mr. Brock to be able to provide both active consultation with the board and close supervision of our management team during Legacy CCE's 2010 merger and separation transaction with The Coca-Cola Company (the "Transaction").
Moreover, the board believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having a combined chairman and CEO. Specifically:

•	all of the other directors of the company are independent directors;

•	as required by NYSE rules, all of the members of the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors;

•	the independent directors annually elect an independent director to serve as the presiding director of the board;

•	the board and its committees conduct regularly scheduled meetings in executive session, outside the presence of Mr. Brock and other members of management;

•	the board and its committees remain in close contact with, and receive reports on various aspects of the company’s management and enterprise risk directly from, the company’s senior management; and

•	the board and its committees frequently interact with employees of the company outside the ranks of senior management.
Presiding Director
The board instituted the presiding director position to provide an additional measure of balance, ensure the board’s independence, and enhance its ability to fulfill its management oversight responsibilities. As noted previously, the independent directors elect a presiding director annually from among the independent directors. L. Phillip Humann currently serves as the presiding director. The presiding director:

•	presides over all meetings of the directors at which the chairman is not present, including executive sessions of the independent or nonmanagement directors;

•	has the authority to call meetings of the independent or nonmanagement directors;

•	frequently consults with the chairman and CEO about strategic policies;

•	provides the chairman and CEO with input regarding board meetings;

•	serves as a liaison between the chairman and CEO and the independent or nonmanagement directors;

•	is available for direct communication with major shareowners upon request; and

•	otherwise assumes such responsibilities as may be assigned to him by the nonmanagement or independent directors.
Independent Directors
The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors be independent. The question of independence is to be determined by the board with respect to every director, in accordance with the rules of the NYSE. Based upon the NYSE rules, our board has affirmatively determined that a majority of its current members are “independent,” as defined below.
The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee. Our board has determined that all current members of these three committees meet the independence and other requirements of the NYSE rules; accordingly, all are independent and otherwise qualified to serve under the NYSE rules.
NYSE Rules Regarding Independence
The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services and other relationships. If a director does not fall within one of those categories of relationships, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in

Section 3 of its Board of Directors Guidelines on Significant Corporate Governance Issues, which is available on our website at www.cokecce.com under “Corporate Governance,” then “Board of Directors Guidelines.” The guidelines also are available in printed form without charge to any shareowner requesting them. Any such request must be directed to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.
The independence guidelines are:
A.A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period been, employed with the Company;

(2)	a member of the Director’s immediate family is now, or has within the Look Back Period been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)
the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

(6)
the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(7)
the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(8)
the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(9)
the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.
A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a nonindependent Director.
As used in the guidelines, the “Look Back Period” means the period specified in the applicable NYSE corporate governance standards (generally, the last three years), and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.
Determinations of Independence
The board has determined that eleven of its twelve current members and ten of its eleven nominees are independent and meet the standards set by the NYSE and our guidelines. In making this determination, our board first applied its guidelines, then affirmatively determined, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the company. The directors determined to be independent are:
Jan Bennink
Calvin Darden
L. Phillip Humann

Orrin H. Ingram II
Donna A. James
Thomas H. Johnson
Suzanne B. Labarge
Véronique Morali
Garry Watts
Curtis R. Welling
Phoebe A. Wood
In making its independence determinations, the board considered the fact that Mr. Darden, Mr. Humann, Mr. Welling, Ms. Labarge, and Ms. Morali are, or within the past three years have been, directors or officers of, or consultants to, corporations with which we or Legacy CCE has conducted business in the ordinary course. With regard to Mr. Darden, the board considered the fact that he is a director of Target Corporation, which was a customer of Legacy CCE. The board considered the fact that Mr. Humann was in 2009 a consultant to SunTrust Banks, Inc., with which we do, and Legacy CCE did, business. The board considered the fact that Mr. Welling is an officer of Americares Foundation, a charity to which we and Mr. Brock made contributions during the year. The board considered that Ms. Labarge is a director of Deutsche Bank AG and XL Group plc, with which we do business. The board also considered that Ms. Morali is a director of, and an employee of an affiliate of, Fitch, Inc., which provided certain ratings services to Legacy CCE and continues to provide such services to us.
The board believes that all transactions with these companies were on arm’s-length terms that were reasonable and competitive, and that Mr. Darden, Mr. Humann, Mr.Welling, Ms. Labarge, and Ms. Morali did not personally benefit from, or have a direct or indirect material interest in, such transactions. Accordingly, the board concluded that these relationships are not material and have no effect on the independence of those five directors. Because of the company’s extensive operations, transactions and director relationships of this nature are expected to take place in the ordinary course of business in the future.

Communications with the Presiding Director, the Board, and Its Committees
Any interested party may communicate with the presiding director of the board, any of its committees, the nonmanagement directors, or one or more of the individual members of the board by directing correspondence to such group or persons in care of the corporate secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.
Our Audit Committee has also established a confidential and anonymous ethics and compliance hotline that can be used to report, among other things, concerns about questionable accounting or auditing matters. Reports can be made by calling 1-877-627-8685.

Policy Regarding Board Attendance at Shareowner Meetings
Eleven of our twelve members of the board of directors attended the 2011 annual meeting of shareowners. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Board of Directors Guidelines on Significant Corporate Governance Issues
As mentioned, our board has adopted Board of Directors Guidelines on Significant Corporate Governance Issues. These guidelines are available on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors Guidelines” and are available in printed form without charge to any shareowner requesting them. Any such request must be directed to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

Code of Business Conduct
We have a Code of Business Conduct that covers the members of our board of directors, as well as our officers and employees, and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. This group includes, without limitation, our chief executive officer, chief financial officer, and chief accounting officer.
A copy of the code is posted on our website, www.cokecce.com, under “Corporate Governance.” The code is available in print to any person without charge, upon request sent to: Corporate Secretary at Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.
If we amend or grant any waivers under the code that are applicable to our chief executive officer, our chief financial officer, or our chief accounting officer and that relate to any element of the SEC’s definition of a code of ethics, which we do not anticipate doing, we will promptly post that amendment or waiver on our website, www.cokecce.com, under “Corporate Governance.”

Board of Directors Oversight of Risk
While risk management is primarily the responsibility of the company’s management team, the board of directors is responsible for the overall supervision of the company’s risk management activities. The board’s oversight of the material risks faced by our company—including matters such as credit and liquidity risks, the impact of our compensation policies on corporate risk-taking by our executives, and risk-focused auditing strategies—occurs at both the full board level and at the committee level.
The board’s Audit Committee has oversight responsibility not only for financial reporting with respect to the company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the company. The Audit Committee also oversees the delegation of specific risk areas among the various other board committees, consistent with the committees’ charters and responsibilities.
As a part of its oversight of enterprise risk management, the Audit Committee works directly with the company’s compliance and risk function. Charged with responsibility for supervision of enterprise risk and compliance processes, the company’s chief compliance and risk officer reports to and receives direction from the Audit Committee at each committee meeting, and also communicates directly with the committee and its chair from time-to-time regarding compliance and enterprise risk issues. At least annually, the full board also receives reports regarding compliance and risk matters.
Management also provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full board at each regular meeting of the board. At least once every year, the Audit Committee reviews the allocation of risk responsibility among the board’s committees and implements any changes that it deems appropriate.
In addition to the reports from the committees, the board receives presentations throughout the year from various functions and business unit leaders that include discussion of significant risks as necessary. At each board meeting, the chairman and CEO addresses, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing the company and their potential impact.
We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current board leadership structure, as it allows our independent directors, through the five fully independent board committees and otherwise, to exercise effective oversight of the actions of management, led by Mr. Brock as chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Director Compensation
For 2011, all outside directors (directors who are not company employees) were paid the following compensation:

•	$110,000 annual retainer, paid in cash;

•	$120,000 annual retainer, the target value for phantom stock credits to a deferral compensation plan;

•
$10,000 annual cash retainer for service as chair of a committee ($20,000 for service as chair of the Audit Committee and $15,000 for service as chair of the Human Resources and Compensation Committee);

•	$5,000 annual cash retainer for service as a member of the Audit Committee or Human Resources and Compensation Committee; and

•	$5,000 annual cash retainer for service as the presiding director and chair of the Governance and Nominating

Committee (this retainer is $10,000 if the director is not also chair of the Governance and Nominating Committee).
We pay the cash portion of the annual retainer in equal quarterly installments. The cash retainer for a director who has a partial month of service (due to joining or leaving the board during the month) is calculated in whole months, provided he or she has served at least 10 days during the partial month. Otherwise, one-third of the month’s retainer is payable.
The equity portion of the annual retainer is provided in the form of phantom stock units credited under our Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”). Specifically, phantom stock units are credited to each director’s account under the Directors Plan on the first day of each calendar quarter, with the number of phantom stock units determined by dividing the $30,000 target value by the closing price of the company’s stock on the last trading day of the previous quarter.
Our directors are also eligible to defer all or a portion of their cash retainers under the Directors’ Plan on a voluntary basis. Any voluntary deferrals are treated as invested in our common stock. All amounts credited under the Directors Plan, whether as the equity portion of the director’s annual retainer or through voluntary deferrals, are only payable after the director leaves the board.
We reimburse the outside directors for reasonable expenses of attending board and committee meetings and for expenses associated with director training and development. From time to time, a director’s spouse may accompany the director to certain business functions, and tax laws may require the incremental costs associated with the spouse's attendance to be imputed to the director as income. On occasion, a director's spouse may accompany a director when he or she travels on our corporate aircraft for board-related business; in such instances, the value of the spouse’s travel is imputed as income to the director (determined under the U.S. Department of Transportation’s standard industry fare level). The company does not reimburse directors for taxes on any imputed income related to their spouses travel or attendance at company events.
Directors who are our employees do not receive any compensation for their service on the board, but are entitled to reimbursement of certain expenses incurred in connection with such service.
Our Board of Directors Guidelines on Significant Corporate Governance Issues (“Director Guidelines”) provide that a new director should, within five years of joining the board, own stock of our company equal to at least four times the annual cash compensation paid to board members. A director’s phantom stock units under the Directors Plan, shares owned by the director or an immediate family member, and in-the-money stock options are credited toward this ownership objective. Additionally, our Director Guidelines prohibit directors from engaging in puts, calls, equity swaps or other derivative securities to hedge or offset any decreases in market value of shares of company stock they own directly or indirectly.
The table below summarizes the compensation paid by the company to our outside directors for the fiscal year ended December 31, 2011. Compensation paid to John F. Brock, the company’s chairman and CEO, is not included in this table because Mr. Brock is an employee and therefore receives no additional compensation for his service as a director.

	DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Jan Bennink	110,000	120,990	0	0	230,990
Calvin Darden	120,000	120,990	0	10,000	250,990
L. Phillip Humann	130,000	120,990	0	3,000	253,990
Orrin H. Ingram II	125,000	120,990	0	10,000	255,990
Donna A. James	120,000	120,990	0	10,000	250,990
Thomas H. Johnson	125,000	120,990	0	0	245,990
Suzanne B. Labarge	125,000	120,990	0	0	245,990
Véronique Morali	115,000	120,990	0	0	235,990
Garry Watts	115,000	120,990	0	0	235,990
Curtis R. Welling	125,000	120,990	0	10,000	255,990
Phoebe A. Wood	115,000	120,990	0	10,000	245,990

(1)        Amounts shown include annual retainer, committee chair and committee member retainers and, for Mr. Humann, a presiding director retainer, earned by our directors during 2011. The amounts shown include any amounts voluntarily deferred under the Directors Plan.
(2)        Amounts shown reflect aggregate grant date fair value of phantom stock units credited under the Directors Plan on a quarterly basis during 2011 and computed in accordance with FASB ASC Topic 718. On the first day of each calendar quarter, phantom stock units were credited to the director's account, with the actual number of phantom stock units determined by dividing $30,000 by the closing trading price of a share of the company's common stock on the last trading day of the preceding calendar quarter, as reported in the NYSE Composite Transactions listing. Specifically, the trading prices used to determine the number of phantom stock units credited for the 2011 quarterly awards were $25.03, $27.30, $29.18, and $24.88, respectively. The trading prices used to determine the fair value of the phantom stock units as of the quarterly grant date (first day of each calendar quarter) were $25.46, $27.57, $29.81, and $23.61, respectively. The aggregate number of phantom stock units credited to each outside director's account under the Directors Plan is described in the footnotes to the Security Ownership of Directors and Officers table, which begins on page 24.
(3)        As of December 31, 2011, Messrs. Darden and Humann and Ms. James held 23,339, 34,279 and 12,399 stock options, respectively. These options were granted by Legacy CCE and converted to CCE options in a manner that maintained their same intrinsic value immediately before and after the close of the transaction with The Coca-Cola Company that occurred on October 2, 2010.
(4)        Amounts shown reflect the Company's contribution to the director's designated charity under our matching gifts program.

How Members of the Board of Directors Are Selected
Composition of the Board
Our board is authorized to have a minimum of three and a maximum of 15 members. The company’s bylaws require that directors serve one-year terms and stand for election at each annual meeting of shareowners.
Director Qualifications
Consistent with our Board of Directors Guidelines on Significant Corporate Governance Issues, the Governance and Nominating Committee of our board reviews at least annually the appropriate skills and characteristics of our board members in the context of the then-current make-up of the board. This review includes consideration of factors such as diversity, experience, business or academic background, and other criteria that the committee and the board find to be relevant.
In particular, the board and the committee believe that sound governance of our complex, international company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, the board and the committee believe that the board should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences, skills, ages, genders, races, national origins and viewpoints that contribute to board heterogeneity. Although the board does not have a formal policy regarding board diversity, the board believes that having such diversity among its members enhances the board’s ability to make fully informed, comprehensive decisions and demonstrates leadership with respect to the company’s initiatives to recruit and retain the best employees, including women and minorities.
The composition of our current board of directors demonstrates the board’s commitment to diversity in a number of areas. Our board is comprised of women and men of differing backgrounds, educations, business and other experiences, skills, ages, races, national origins and viewpoints.
The board’s diversity objective is implemented and monitored and its effectiveness is assessed through the Governance and Nominating Committee’s annual or more frequent review of the composition of our board and through the annual board and committee self-evaluation process, which in each case includes a determination of whether the board would be enhanced by the addition of one or more directors. If so, the committee, with input from our chairman of the board, considers potential nominees to the board, with a goal of enhancing the diversity and balance of skills, background, experience, and viewpoints represented on the board.
Although we generally seek diversity in the ages of our directors, our bylaws disqualify anyone who has reached the age of 70 from being nominated or re-nominated for election by shareowners as director, provided that a person who has not attained the age of 71 shall be eligible to fill a vacancy caused by the retirement, removal, or resignation of a director if that person does not stand for election upon the expiration of the term of the director whose office became vacant.
The Governance and Nominating Committee will consider director candidates proposed to it by shareowners at any time, using the same criteria described above. See “Communications with the Presiding Director, the Board, and Its Committees” above. The proponent must submit evidence that he, she, or it is a shareowner of Coca-Cola Enterprises, Inc. together with a statement of the proposed nominee’s qualifications to be a director. A shareowner who wishes to formally nominate a candidate must follow the procedures described in Section 12 of Article II of our bylaws.
If the Governance and Nominating Committee determines that adding a new director is advisable, it may consider potential nominees from various sources, including management, directors, shareowners, and other third parties, including, if the committee deems necessary or appropriate, a search firm retained to assist in a formal search. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will evaluate the candidates based on the needs of the board at the time and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and, if it chooses a nominee, either appoint the nominee to fill a vacancy or newly created directorship on the board or direct that the nominee stand for election at the next annual meeting of the shareowners.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors, based on the recommendations of the Governance and Nominating Committee, has nominated Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Garry Watts, Curtis R. Welling, and Phoebe A. Wood for election as directors at the annual meeting.
If all eleven of the nominees are elected, each of the nominees will hold office for a one-year term ending at the annual meeting of shareowners in 2013, or upon his or her earlier retirement, resignation, removal, or death. Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is identified, or reduce the size of the board to eliminate the unfilled seat.
Biographical information about each of the nominees is provided beginning on page 15 of this proxy statement. A description of the procedures and considerations applicable to the nomination of persons for election as directors is contained in “GOVERNANCE OF THE COMPANY — How Members of the Board of Directors Are Selected.”
Recommendation of the Board of Directors
Our board of directors unanimously recommends that you vote FOR the election of Jan Bennink, John F. Brock, Calvin Darden, L. Phillip Humann, Orrin H. Ingram II, Thomas H. Johnson, Suzanne B. Labarge, Véronique Morali, Garry Watts, Curtis R. Welling, and Phoebe A. Wood as directors for terms expiring at the 2013 annual meeting of shareowners and until their respective successors are elected and qualified.

Nominees for Election
Set forth below is information regarding those persons who are being nominated for election as directors by the shareowners at the 2012 annual meeting. As the information that follows indicates, each nominee brings strong and unique experience, qualifications, attributes, and skills to the board. This provides the board, collectively, with competence, experience, and perspective in a variety of areas, including corporate governance and board service; executive management; the beverage and other consumer goods industries, particularly in Western Europe; finance, investments, and accounting; manufacturing and distribution; international business; and the Coca-Cola bottling system.

Nominees for Election to Terms Expiring 2013

Name	Principal Occupation and Other Information	Age	Our Director Since
John F. Brock
	Mr. Brock has been Chairman of the company and of Legacy CCE since April 2008 and Chief Executive Officer since April 2006. He was President of Legacy CCE from April 2006 to April 2008. From February 2003 until December 2005, he was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company.	63	2006
From April 2007 to December 2007, Mr. Brock served as a director of Dow Jones & Company, Inc., a publisher and provider of global business and financial news. From 2004 to 2006, he served as a director of the Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. From 2005 to 2006, he served as a director of Interbrew/Inbrew, a beer brewing company. He also served as a director of Reed Elsevier, a publisher, from 1999 to 2005.

Through Mr. Brock’s international beverage industry experience and his service as the company’s chairman and CEO, he has developed the leadership and consensus-building skills; knowledge of our industry, customers, and competition; knowledge of the Coca-Cola bottling system; and the relationships necessary to lead our company. Mr. Brock’s experience with international beverage businesses, particularly in Western Europe, provides him with a uniquely informed perspective on the international beverage industry. In addition, his highly effective management of Legacy CCE in connection with the Transaction demonstrates his deep base of knowledge and leadership skill.

Name	Principal Occupation and Other Information	Age	Our Director Since
Jan Bennink

Mr. Bennink is director and executive chairman of Sara Lee Corp., a food products company. From 2002 until 2007, Mr. Bennink served as chief executive officer of Royal Numico, a baby food and clinical nuturition company. During the period 1997 to 2002, Mr. Bennink served as President of the Dairy Division and member of the Executive Committee of Danone Group, a global producer of cultured dairy and bottled water products. Mr. Bennink has also held a variety of leadership roles with Joh. A. Benckiser, a manufacuturer of cleaning supplies and cosmetics, and Procter and Gamble, an international consumer products company. He is a native of The Netherlands.
		55	2010
Mr. Bennink previously served on the advisory board of directors of ABN AMRO Bank, a financial services company, Boots Company Plc, a retail sales company, Dalli-Werke GmbH & Co KG, a manufacturer of laundry detergent products, and Kraft Foods Inc, an international food and beverage company.

An international business leader, Mr. Bennink has extensive experience in the food and beverage industry and has served in leadership roles in manufacturing and distribution businesses that are directly comparable to our business. He has significant business experience in Western Europe, where our business operations are located. His understanding of markets there, particularly in the Benelux region, where we have significant operations, provides a helpful base of knowledge for our board as a whole.

Calvin Darden
	Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company, from January 2000 until his retirement in 2005. This experience is valued by the company’s board, and translates directly to his board service, because a significant portion of our operations are comprised of product storage and distribution activities.	62	2004
	Mr. Darden is also a director of Target Corporation, a variety retailer, and Cardinal Health, Inc., a provider of products and services supporting the health care industry.
As chair of our Corporate Responsibility and Sustainability Committee, Mr. Darden has developed valuable expertise in leading an evolving area of corporate governance that is a key element of the company’s operating framework.

Name	Principal Occupation and Other Information	Age	Our Director Since
L. Phillip Humann
	Mr. Humann was Chairman of the Board of SunTrust Banks, Inc., a bank holding company, from March 1998 to April 2008, also serving as Chief Executive Officer from March 1998 until December 2006 and President from March 1992 until December 2004.	66	1992
Mr. Humann’s experience as chairman and CEO of a large financial institution provides him not only with expertise regarding banking and finance – areas that assist in understanding the intricacies of our company’s finances – but also with leadership and consensus-building skills that are valuable in his role as our board’s presiding director and chair of our Governance and Nominating Committee.

Mr. Humann is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer. These directorships provide Mr. Humann with an understanding of the consumer goods and services industries, which have application to the industries and markets in which we compete.

Orrin H. Ingram
	Mr. Ingram has been President and Chief Executive Officer of Ingram Industries Inc., a diversified products and services company, since 1999. Before that, he held various positions with Ingram Materials Company and Ingram Barge Company, and was co-president of Ingram Industries from January 1996 to June 1999. He is a director of Ingram Micro Inc., a global information technology distributor.	51	2008
Mr. Ingram’s experience as an executive at companies in the wholesale, distribution, consumer goods, and transportation services industries provide him with a broad perspective on our company’s operations, which include aspects of each of these segments. Also, his experience as a director of a public company that is a global distributor has direct application to our business. Mr. Ingram serves as the chair of our Finance Committee.

Thomas H. Johnson
	Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment firm, from November 2005 to the present. Since 2008, he has also served as Chief Executive Officer of the Taffrail Group, LLP, a private strategic advisory firm. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005.	62	2007
Through these executive management experiences, Mr. Johnson brings investment, manufacturing, and distribution expertise to bear on his service as a member of the company’s board, and also has extensive international management experience in Europe. His manufacturing and distribution experience is valuable to the board because it closely aligns with our operations, and his investment experience facilitates an in-depth understanding of the company’s finances. Mr. Johnson serves as chair of our Human Resources and Compensation Committee.

Mr. Johnson is also a director of GenOn Corporation, a producer of electricity, and Universal Corporation, a leaf tobacco merchant and processor. He was previously a director of Mirant Corporation, a producer of electricity, ModusLink Global Solutions, Inc., a supply chain business process management company, and Superior Essex Inc., a wire and cable manufacturer.

Name	Principal Occupation and Other Information	Age	Our Director Since
Suzanne B. Labarge
	Ms. Labarge was Vice Chairman and Chief Risk Officer of RBC Financial Group, an international financial services company, from 1999 until her retirement in 2004. She is a director of XL Group, plc, a global insurance and reinsurance company and a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, and from January 2005 to May 2007, she was a director of Novelis, Inc., a Canadian producer of aluminum products, and was the chair of its audit committee. She is a native of Canada.	65	2007
Through her experience as an officer and director, Ms. Labarge brings international business expertise and finance and investment skills to her board service with the company. She also has a deep understanding of compliance best practices. Ms. Labarge’s expertise, experience, and skills also qualify her to serve as an audit committee financial expert. Ms. Labarge serves as the chair of our audit committee.

	Because our business takes place in international markets, Ms. Labarge’s experience and understanding in the areas of international finance and investments are particularly valued by the board.
Véronique Morali

Ms. Morali is the chairman of Fimalac Développement (“Fimalac”), the parent company of the international financial services organization, Fitch Group, a financial services holding company. In addition, Ms. Morali holds the following titles at organizations within the Fitch Group: board member and vice-chairman, Fitch Group, Inc. (USA); and board member, Fimalac (SA) and Fitch, Inc. (USA). She was a director and chief operating officer of Fimalac from 1990 to 2007. Ms. Morali also serves as founder and CEO of Terrafemina.com, a website designed for women between the ages of 35 and 50, and she served four years in the French Civil Service as Inspector General at the Ministry of Finance. She is a native of France.
		53	2010
Because our business is based in Western Europe, Ms. Morali’s European business and government experience is a very important asset to the board. In particular, Ms. Morali’s business experience specific to France, where we have significant operations, provides the board a uniquely informed European and French perspective.

Ms. Morali served as a non-executive director at Tesco, one of the world’s leading retailers, from 2000 to 2005. She currently serves as a board member for Publicis Groupe, a French advertising and communications company, and LCF Rothschild Group, a private bank and financial institution. These current and prior board experiences provide Ms. Morali with a strong basis for understanding our business and governance processes.

Name	Principal Occupation and Other Information	Age	Our Director Since
Garry Watts
	Mr. Watts is non-executive Chairman of BTG plc, an international healthcare company, and non-executive Chairman of Spire Healthcare group, an operator of United Kingdom-based hospitals. He was Chief Executive Officer of SSL International, a British manufacturer and distributor of healthcare products, from 2003 to November 2010. Before that, he was Chief Financial Officer of SSL International from 2001 to 2006. He is a native of Great Britain.	55	2010
Mr. Watts is a United Kingdom chartered accountant and served as Chief Financial Officer of Medeva plc, an international prescription pharmaceutical company, from 1996 to 2000. Prior to that he was an audit partner with KPMG LLP, an international audit, tax and advisory firm, in London. Since 2005, Mr. Watts has been a director of Stagecoach Group plc, a transportation company based in Great Britain, and is chair of its audit committee. Until 2008, he was a director at Protherics plc, a biopharmaceutical company.

Mr. Watts has had an extensive career in a variety of businesses with direct correlation to the company’s own consumer product manufacturing and distribution operations. His deep business experience in Western Europe, particularly in Great Britain where we have significant operations, is highly valued. His expertise, experience, and skills also permit him to provide unique insight into financial issues the company faces and qualify him to serve as an audit committee financial expert.

Curtis R. Welling
	Mr. Welling has been President and Chief Executive Officer of AmeriCares Foundation, a nonprofit worldwide humanitarian aid and disaster relief organization, since 2002. Before that, he served as Chief Executive Officer of Princeton eCom Corp, an electronic bill presentment and payment company, and SG Cowen Securities Corporation, a securities brokerage firm, and held several executive and management positions with Bear, Stearns, and Co. and the First Boston Corporation (now Credit Suisse), both of which are financial advisory and services companies.	62	2007
Mr. Welling brings finance and business leadership skills from his career in the nonprofit sector and the financial services and securities industries. His finance and transaction expertise is valuable for evaluating the company’s business performance and plans. His tenure with an international aid organization provides a well-rounded perspective regarding the impact of the company’s business on the global community.

In addition, as chair of our Franchise Relationship Committee, Mr. Welling has developed valuable expertise in leading a specialized committee that is essential to the ongoing relationship between the company and The Coca-Cola Company and to consideration of strategic opportunities.

Name	Principal Occupation and Other Information	Age	Our Director Since
Phoebe A. Wood
	Since 2008, Ms. Wood has been a principal at CompaniesWood, a consulting firm specializing in early stage investments. She was Executive Vice President and Chief Financial Officer of Brown-Forman, a manufacturer and marketer of alcoholic beverages, from 2001 to 2006 and Vice Chairman and Chief Financial Officer from 2006 to 2008.	58	2010
Ms. Wood currently serves on the boards of directors and audit committees of Leggett & Platt, Inc., a diversified manufacturer, and Invesco Ltd., a global investment management company, and was a director of OshKosh B’Gosh Inc., a manufacturer of children’s clothing, from 2002 to 2005.

Ms. Wood’s experience as CFO of an international beverage company provides us with financial expertise in the beverage industry, and her experience as principal of an investment consulting firm provides us with investment experience. This experience, together with her directorships at consumer goods and investment management companies, provides her a deeply informed perspective on our company, its finances, its global markets and the beverage industry. Ms. Wood’s expertise, experience, and skills also qualify her to serve as an audit committee financial expert.

Retiring Directors
Donna A. James
	Ms. James is President of Lardon & Associates LLC, a consulting firm specializing in corporate governance and new business development. Ms. James is a director and chair of the audit committee of Limited Brands, Inc., a retailer of women's apparel, personal care and beauty products; a director of Conseco Inc., a provider of life, health, and annuity products; and a director and member of the audit committee of Time Warner Cable, Inc., a cable television and internet subscription company. Ms. James will retire from the board following this year's annual meeting.	54	2005
	The board of directors expresses its sincere appreciation to Ms. James for her outstanding leadership and dedicated service to our company and its shareowners for the last seven years.

Committees of the Board
The board has seven standing committees: Audit, Corporate Responsibility and Sustainability, Executive, Finance, Franchise Relationship, Governance and Nominating, and Human Resources and Compensation. Each committee has a charter that is posted on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors.” Our corporate secretary will furnish a printed copy of any charter upon the request of any shareowner.
The directors serving on each committee are appointed by the board. These appointments are made at least annually, for terms expiring at the next annual meeting of shareowners.
The following table lists the members of each of the standing committees as of the date of this proxy statement:

	Audit	Corporate Responsibility and Sustainability	Executive	Finance	Franchise Relationship	Governance and Nominating	Human Resources and Compensation
John F. Brock		✓	✓
Jan Bennink				✓	✓
Calvin Darden		Chair		✓		✓
L. Phillip Humann			✓			Chair	✓
Orrin H. Ingram II				Chair	✓		✓
Donna A. James	✓				✓	✓
Thomas H. Johnson				✓		✓	Chair
Suzanne B. Labarge	Chair			✓
Véronique Morali		✓					✓
Garry Watts	✓			✓
Curtis R. Welling		✓			Chair		✓
Phoebe A. Wood	✓				✓

During 2011, the board met five times and acted by written consent one time, and the committees met as indicated below:

Audit Committee	6 meetings
Corporate Responsibility and Sustainability Committee	5 meetings
Executive Committee	No meetings
Finance Committee	5 meetings
Franchise Relationship Committee	5 meetings
Governance and Nominating Committee	5 meetings
Human Resources and Compensation Committee	6 meetings
Each director attended at least 80% of the aggregate number of board and committee meetings that were held during 2011 while he or she was a member of the board or the committee.
The functions of each committee and any special qualifications for membership are described below.
Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls over financial reporting and disclosure, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements and financial reporting controls, ethics programs, legal compliance, enterprise risk, and other matters the board deems appropriate.
The Audit Committee administers the company’s related person transaction policy, which is in writing and which was adopted by the board. Under this policy, the Audit Committee must examine any transactions between the company and a “related person” to be sure that the transaction in question is either in the best interests of the company and its shareowners or is not inconsistent with those interests. With respect to the Audit Committee's responsibilities, “related persons” are (i) directors and executive officers of the company, (ii) beneficial owners of more than 5% of any class of the company’s equity securities,

(iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater than 5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for certain pre-approved transactions that do not affect the determination of director independence.
All members must be independent and must meet additional NYSE qualifications applicable to Audit Committee members. The board has determined that each member meets all of those qualifications.
The board has determined that Ms. Labarge, Mr. Watts and Ms. Wood, in addition to being “independent,” are also “audit committee financial experts” as defined in the SEC’s rules. Biographical information for each is found in “ELECTION OF DIRECTORS —Nominees for Election.”
For additional information about the Audit Committee’s oversight of the risks faced by the company, see “GOVERNANCE OF THE COMPANY —Board of Directors Oversight of Risk.”
Corporate Responsibility and Sustainability Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public with specific oversight of corporate responsibility and sustainability, legislative and regulatory issues, and diversity management programs.
Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.
Finance Committee—Reviews the annual budget and business plan and the company’s performance against those plans, dividend policy, capital structure, and capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and also evaluates returns on capital expenditures.
Franchise Relationship Committee—Reviews, considers, and negotiates on behalf of the company any proposed merger or consolidation between us and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in the company, any purchase by the company from The Coca-Cola Company of goods and services other than in the ordinary course of business, any transaction involving the acquisition or disposition by the company of franchise rights or territories, any other transaction between the company and The Coca-Cola Company or any other franchisor, not in the ordinary course of business, having an aggregate value exceeding $10 million, and any other transactions between the company and The Coca-Cola Company or any other franchisor that may be referred to the committee by the board.
While the The Coca-Cola Company is not a "related party" under applicable rules of the Securities and Exchange Commission, our related person transaction policy provides for review by the committee of the transactions described above due to the significance of the franchise relationship with The Coca-Cola Company. This committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)) that is a party to the transaction being considered by the committee. Each member meets these qualifications.
Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues in consultation with the CEO; evaluates and recommends candidates to succeed the CEO; recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; and also considers candidates for election to the board submitted by shareowners.
The process by which the committee considers nominees to the board is described in “GOVERNANCE OF THE COMPANY—How Members of the Board of Directors Are Selected.”
Each member of this committee must be independent, and the board has determined that each member meets that qualification.
Human Resources and Compensation Committee—Establishes the company’s philosophy and goals related to our executive compensation program; coordinates evaluation of the performance of the CEO by the independent directors; approves the compensation of the CEO and other senior officers; recommends to the board of directors the adoption, termination and significant amendment of, and oversees the administration of, equity-based plans, incentive plans, and other employee benefit plans designed to provide compensation primarily for senior officers; oversees talent development and succession planning for senior officer positions (other than the position of CEO).
The committee also reviews at least annually the employee retirement programs and approves amendments to the programs. The committee may delegate responsibilities related to our retirement plans to the Global Retirement Programs Committee, a committee made up of senior management and retirement plan professionals who are responsible for the administration and investment of the assets of our company-sponsored retirement plans.

The board of directors has delegated to the Equity Award Committee, the sole member of which is our CEO, limited authority to make equity grants or modify outstanding equity awards. The Equity Award Committee cannot take any of these actions with respect to awards to senior officers of the company.
Compensation Committee Interlocks and Insider Participation
During 2011, Ms. Morali and Messrs. Humann, Ingram, Johnson, and Welling served on the company’s Human Resources and Compensation Committees. None of them has been at any time an officer or employee of the company, each was determined to be an independent director, and, none of them has had any related person transactions that require disclosure under the SEC’s proxy rules. Further, as required by the SEC’s proxy rules, we have confirmed that no executive officer of the company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2011, an executive officer who served as a member of our board of directors or our Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report
The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.
Based upon such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
February 7, 2012	Thomas H. Johnson, Chair L. Phillip Humann Orrin H. Ingram II Véronique Morali Curtis R. Welling

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
The following table shows the number of shares of our common stock beneficially owned by:

•	each director/nominee for director;

•	each executive officer named in the Summary Compensation Table (See the Summary Compensation Table on page 37); and

•	all directors and executive officers as a group.
Unless otherwise noted, amounts are as of February 27, 2012.

	Number of Shares Beneficially Owned
Name	Number of Shares Owned	Percent of Class
Jan Bennink(1)	6,999	*
John F. Brock(2)	3,868,067	1.29%
Calvin Darden(3)	82,219	*
William W. Douglas III(4)	627,102	*
L. Phillip Humann(5)	200,507	*
Orrin H. Ingram II(6)	53,734	*
Donna A. James(7)	60,160	*
Thomas H. Johnson(8)	50,610	*
Suzanne B. Labarge(9)	46,401	*
Véronique Morali(10)	10,744	*
John R. Parker, Jr.(11)	398,882	*
Hubert Patricot(12)	282,676	*
Suzanne D. Patterson(13)	8,466	*
Garry Watts(14)	5,751	*
Curtis R. Welling(15)	20,164	*
Phoebe A. Wood(16)	17,784	*
All directors and executive officers as a group (16 persons), including those directors and nominees named above(17)	5,740,266	1.91%

*        Less than one percent.
(1)        The share totals include Mr. Bennink’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 6,999 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.
(2)        The share totals include, for Mr. Brock, options to acquire 3,521,338 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table.
(3)        The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 58,880 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 23,339 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.
(4)        The share totals include, for Mr. Douglas, options to acquire 612,102 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table.
(5)        The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 143,070 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 34,279 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable.
(6)        The share totals include Mr. Ingram’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 43,734 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.
(7)        The share totals include Ms. James’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 45,761 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 12,399 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable.
(8)        The share totals include Mr. Johnson’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 34,110 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 16,500 shares of our common stock held in a margin account owned jointly with his wife.

(9)        The share totals include Ms. Labarge’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 44,401 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table, and 2,000 shares of our common stock held indirectly by 1323786 Ontario, Inc., her solely owned company.
(10)        The share totals include Ms. Morali’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 10,744 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.
(11)        The share totals include, for Mr. Parker, options to acquire 358,943 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table.
(12)        The share totals include, for Mr. Patricot, options to acquire 191,456 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table.
(13)        The share totals include, for Ms. Patterson, options to acquire 8,466 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table.
(14)        The share total for Mr. Watts, stock unit account balance in our directors’ deferred compensation plan that will be paid in 5,751 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.
(15)        The share total includes Mr. Welling’s stock account balance of 10,000 shares of our common stock held in a margin account, and one fifth of his stock unit account balance in our directors’ deferred compensation plan that will be paid in 10,164 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.
(16)        The share totals include Ms. Wood’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 17,784 shares of our common stock upon distribution from the plan and that could be acquired within 60 days from the date of this table.
(17)        The share totals include options to acquire 4,762,322, shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, and 421,398 stock units representing shares of our common stock credited to accounts under our directors’ deferred compensation plan that could be acquired within 60 days from the date of this table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Summerfield K. Johnston, Jr. is a more than 5% shareowner of the company. During 2011 we were parties to dry lease agreements with companies owned by Mr. Johnston (the “Johnston Companies”), which leases provide for the shared use of private aircraft at an hourly rate per flight based upon industry standard rates for the make and model of the aircraft. Additionally, the Johnston Companies lease hanger space in our Atlanta, Georgia aviation facility. In 2011, the company paid the Johnston Companies $129,076, and these companies paid us $108,900, in connection with these lease agreements.
In October 2011, these same parties formed a jointly-owned entity, Enterprises Aviation, LLC, to provide management and support services in connection with the operation of the aircraft subject to the dry leases. The company owns a 90% interest in Enterprises Aviation, and the Johnston Companies collectively own a 10% interest. In 2011, the company and the Johnston Companies paid Aviation Enterprises, LLC annual management services fees of approximately $525,000 and $86,000, respectively.
These arrangements enable us to defray a portion of the fixed costs associated with maintaining our aircraft facility and systems.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the principles, objectives, and features of our executive compensation program, which is generally applicable to each of our senior officers. However, this CD&A focuses primarily on the program as applied to our CEO and the other executive officers included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the “Named Executive Officers.” For 2011, our Named Executive Officers were:

•	John F. Brock, Chairman and Chief Executive Officer

•	William W. Douglas III, Executive Vice President, Chief Financial Officer

•	Hubert Patricot, Executive Vice President and President, Europe Group

•	John R. Parker, Jr., Senior Vice President and General Counsel

•	Suzanne D. Patterson, Vice President and Chief Accounting Officer
Executive Summary
Context for CCE's Executive Compensation Program
CCE became an independent public company on October 2, 2010, upon its separation from our predecessor parent company, Coca-Cola Enterprises Inc. (which we refer to as "Legacy CCE"). This separation occurred in connection with a merger in which Legacy CCE's North American business became a subsidiary of The Coca-Cola Company ("TCCC") and CCE acquired TCCC's bottling operations in Norway and Sweden. We refer to our separation and its related transactions as the "Transaction."

Certain decisions made by Legacy CCE in connection with the anticipated merger continue to be relevant to our executive compensation program. For example, Legacy CCE entered into limited-term employment agreements with its CEO and other U.S.-based senior officers that became effective between CCE and these officers upon the completion of the Transaction. The board of directors of Legacy CCE believed that preserving these officers' then-current compensation opportunities through 2013, as well as providing other retention incentives, was the best means of ensuring the recruitment of a successful senior management team to lead the new company. These agreements are discussed and are described in detail beginning on page 33. Additionally, our Human Resources and Compensation Committee (the "Compensation Committee" or "Committee") determined that it was appropriate to continue many of the principles and practices of Legacy CCE's executive compensation program in order to support a smooth transition following the Transaction and the successful launch of a newly configured business focused on establishing a long-term growth strategy.

Additionally, 2011 was CCE's was first full fiscal year. Therefore, for purposes of setting certain of our 2011 growth objectives against our 2010 performance, we established pro forma business results for 2010 based on the full-year performance of our Legacy CCE European territories, with a fourth quarter performance that included the newly acquired operations in Norway and Sweden, as well as normalized costs of our corporate headquarters. These 2010 pro forma results, three of which are noted in the next section, were reported externally and adopted by the Compensation Committee for purposes of measuring performance under certain 2011 incentive programs.

In this CD&A we refer to our pro forma comparable revenues, operating income and earnings per share ("EPS") for 2010 and 2011, which are non-GAAP financial measures. Appendix A to this proxy statement contains a reconciliation of these non-GAAP measures to our audited U.S. GAAP financial statements for these two years, as presented in our 2011 10-K filed on February 10, 2012.

Highlights of our 2011 Business Performance
The company's primary mission is to create sustained growth and increase value for our shareowners. We believe the achievement of this goal can be accomplished by the consistent delivery of several business objectives. These objectives and our 2011 pro forma performance against those objectives, as well as other significant accomplishments, are highlighted below.

Business Objective	2011 Business Performance
Revenue Growth	$8,284 million in revenue, representing an 11.4% increase over 2010 on a pro forma comparable basis Successful new product launches and packaging innovations in the majority of our territories
Operating Income Growth	$1.06 billion in pro forma comparable operating income, representing a 16.8% increase over 2010 Sixth consecutive year of volume and gross profit growth for our Legacy European territories
EPS Growth	Pro forma comparable EPS of $2.18, representing a 23% increase over 2010 Increase in our quarterly dividend from $0.12 to $0.13 per share
Additionally, we believe that several other achievements contributed to our strong 2011 business results and favorably position us for future successes. These include:

•	The completion of our $1 billion share repurchase program, which began in the fourth quarter of 2010;

•	The substantial completion of the integration of the bottling operations in Norway and Sweden into our business;

•	Our Belgium, France, Great Britain and Netherlands business units each being named “2011 Supplier of the Year” in an independent survey of our customers;

•
Our continued leadership within the beverage industry in corporate and sustainability achievements, as demonstrated in our being named the top sustainability food and beverage company by Newsweek's Green Rankings for the third consecutive year, as well as receiving the highest-ever Carbon Trust Standard score in recognition of our carbon management initiatives;

•	The successful completion of a company-wide employee engagement survey in which 82% of our employees participated and that reflected strong engagement scores; and

•
The receipt of the prestigious Label Diversité from the French government, which recognizes our accomplishments in preventing discrimination and promoting workplace diversity within our French business unit.

Highlights of Our 2011 Executive Compensation Program's Pay-for-Performance Alignment
Our Compensation Committee has established an executive compensation program that ensures the interests of the company's senior leaders are appropriately aligned with those of its shareowners by rewarding performance that meets and exceeds business and individual goals. Key pay-for-performance features of our 2011 compensation program include:

•
The majority of our Named Executive Officers' targeted annual total direct compensation (base salary plus targeted annual and long-term incentive award levels) is performance-based pay: For Mr. Brock, 88%, and for our other Named Executive Officers, from 65% to 79%.

•
Further, the majority of the performance-based pay opportunities are provided in long-term incentives (“LTI”) that tie the compensation payable, if any, to year-over-year increases in CCE's earnings per share and our stock's future price performance: For Mr. Brock, 81%, and for our other Named Executive Officers, from 63% to 73%.

•
The financial measures under the incentive award programs were linked directly to the annual and long-term strategic business plans reviewed and approved by the board of directors. Further, if minimum financial goals under the annual cash incentive award plan and the performance stock unit awards under the LTI program were not met, no payouts would have been made under these awards.

Executive Compensation Program Objectives
The objectives of the company's executive compensation program are as follows:

•
Pay competitively -- Executive compensation opportunities should be sufficiently competitive to attract external executive talent and support the development and retention of current and future leaders.

•	Pay for performance -- The majority of each senior officer's compensation should be performance-based. Incentive programs should carry the risk of no payouts when the company's performance or the officer's individual performance does not meet pre-established goals and should provide the opportunity to receive additional pay when those goals are surpassed.

•
Support our business strategies -- The annual incentive program should be specific to the company's short-term operating strategy, and the long-term incentive program should reward management for developing and successfully executing a long-term business strategy.

•
Align our leaders' interests with those of shareowners -- Our executive compensation program should emphasize equity ownership so our leaders' long-term financial interests are consistent with the long-term interests of shareowners.

Executive Compensation Process
Role of the Compensation Committee
The Compensation Committee establishes our executive compensation philosophy, reviews and approves the company's executive compensation policies, plan designs, and the compensation of our senior officers, including our Named Executive Officers' compensation. The Committee considers various factors in making compensation determinations, including the officer's responsibilities and performance, the effectiveness of our programs in supporting the company's short-term and long-term goals, and the company's overall financial performances. Additionally, the Compensation Committee coordinates the full board's annual review of the CEO's performance and considers the board's assessment in its compensation decisions related to the CEO.
To assist in carrying out its responsibilities, the Compensation Committee periodically receives reports and recommendations from management and from a third-party compensation consultant that it selects and retains, as discussed below. Additionally, the Committee considered the outcome of the company's first advisory shareowner vote on our executive officers' compensation in making 2011 compensation decisions. Specifically, at the annual meeting of our shareowners held on April 26, 2011, approximately 94% of the shareowners who voted on the “say-on-pay” proposal approved the compensation of our Named Executive Officers. The Committee believes that this shareowner vote indicates strong support for our executive compensation program.
Role of Compensation Consultants
External consultants provide guidance to management and the Committee on compensation trends and program designs, bring expertise and provide an objective perspective to the process for developing proposals and evaluating our pay practices. In 2011, CCE's management engaged compensation consultants from Towers Watson (“Towers”), as well as Mercer Human Resources Consulting (“Mercer”). Specifically, Towers provided market data for the comparator group for reviewing senior officers' pay and provided market data that reflected, as appropriate, any differences between our officers' responsibilities and the survey's job descriptions to which they were compared. Mercer provided management with information on plan design and competitive practices related to equity award plans.
During 2011, Meridian Compensation Partners ("Meridian") served as the Committee's independent consultant. In addition to providing the Committee with its perspective on current trends and other developments in executive compensation, Meridian reviewed and advised the Committee on market data provided by Towers and Mercer, proposals regarding the compensation of our senior officers and compensation plan designs, including long-term incentive program design practices, generally, and within the consumer goods industry. Meridian consultants attended the majority of the Committee's meetings in person or by telephone, and corresponded with the Committee's chair and other members from time to time on specific agenda items and other ad-hoc requests. Meridian did not provide any other services to the company or its management during 2011.
Role of Management
Our CEO and senior vice president of human resources are responsible for providing recommendations to the Committee on various aspects of our executive compensation program and the senior officers' compensation, other than their own compensation. Such recommendations include, for example, the design of our annual cash incentive and equity programs, as well as business goals and performance targets under these programs.
Our CEO and senior vice president of human resources also lead a systematic approach for evaluating the performance of our senior officers, including the Named Executive Officers. The process begins by establishing specific leadership team and individual performance goals at the beginning of the year. The CEO reviews the individual objectives with the Committee and considers its input before the goals are finalized. These officers' input and recommendations are an important part of the Committee's decision-making process because they have direct knowledge of both our business objectives and each officer's contributions to the attainment of those objectives.

Finally, to assist the Committee in evaluating each senior officer's overall compensation, each year the Committee reviews tally sheets prepared by management. Tally sheets detail a senior officer's total direct and indirect compensation and assist the Committee in understanding how its compensation decisions may affect the officer's total compensation for a particular year and in future years. Tally sheets also ensure the Committee clearly understands the level of contingent liabilities that could be incurred by the company upon an executive's termination of employment under a variety of scenarios.

2011 Executive Compensation Program
Overview
To address its objective of providing competitive pay, the Compensation Committee adopted a philosophy of targeting both annual cash compensation and total direct compensation for its senior officers at the median of a comparator group comprised of general industry companies based on revenues. “Total direct compensation” is comprised of base salary, plus the target level annual incentive and target annual equity award value. Use of comparator group market data is only the starting point for any compensation decisions, as the Committee may decide to position an individual executive's target compensation opportunity above or below the median to reflect that executive's past experience, future potential and individual performance.
Consistent with Legacy CCE's approach of defining its comparator group using companies with revenues between 50% and 200% of its revenues, the Committee determined that it was appropriate to continue review our senior officers' 2011 compensation using market data based on Legacy CCE's structure and revenues. This decision was based primarily on the fact that each of the U.S.-based Named Executive Officers' employment agreements provides for target total direct compensation that was set by reference to Legacy CCE's 2010 comparator group. However, the Committee also believes that this level of compensation continues to be appropriate for our Named Executive Officers given their experience, their proven track record in delivering strong business results and the importance of their expertise and leadership in developing and executing the company's long-term business strategy.
Therefore, for 2011, the Committee considered market data comprised from 173 companies in the 2010 Towers Watson General Industry Executive Compensation Database with annual revenues from $10 to $40 billion, which companies are listed in Appendix B to this proxy statement. The median revenue for this group was approximately $15 billion. For 2011, the total direct compensation for our CEO was 7% above the median for CEOs within this comparator group. For the other Named Executive Officers, total direct compensation was within a range of 8% below to 14% above the median for their respective positions. Our Named Executive Officers receive fixed pay in the form of base salary and employee benefits, and variable pay in the form of an annual cash incentive and long-term incentive equity awards. The individual elements of compensation that make up each Named Executive Officer's total direct compensation are discussed below, as are these officers' employment agreements.
Base Salary
Base salary is intended to provide our senior officers with a competitive level of fixed compensation. For 2011, the Compensation Committee determined that the base salaries provided to Messrs. Brock, Douglas and Parker continued to be appropriate and did not provide any adjustments for 2011. With respect to Mr. Patricot, the Committee approved a 6.6% increase to Mr. Patricot's base salary in recognition of his successful leadership of our commercial and supply chain organizations and the expansion of his responsibilities with the new territories of Norway and Sweden. The Committee also awarded Ms. Patterson a 5.0% merit increase in recognition of her strong performance during 2010. These base salary increases were effective April 1, 2011.
The Named Executive's base salaries for 2011, as compared to 2010, were as follows:

Officer	2010 Base Salary	2011 Base Salary	% Increase
John F. Brock	$1,200,000	$1,200,000	N/A
William W. Douglas III	550,000	550,000	N/A
Hubert Patricot*	528,360	563,325	6.6%
John R. Parker, Jr.	510,000	510,000	N/A
Suzanne D. Patterson	300,000	315,000	5.0%
*Mr. Patricot's base salary is paid in euros, but his 2010 and 2011 salaries are described above in dollars, based on the December 31, 2011, currency exchange rate of 1.295.

Annual Cash Incentive Awards
The Executive Management Incentive Plan (“MIP”) provides an opportunity for our senior officers to earn additional cash compensation based on the achievement of financial and individual performance goals for a given year. The financial performance goal for the 2011 MIP was based on the operating income budget under the company's annual business plan, which our board considers a key financial measure.
2011 MIP Award Opportunities
Each officer's MIP target award is expressed as a percentage of the actual base salary he or she earns over the fiscal year. For 2011, those target award percentages remained the same as in 2010 for all the Named Executive Officers, as provided for in the U.S.-based officers' employment agreements and as the Committee determined was appropriate for Mr. Patricot. The Named Executive Award 2011 MIP target award levels were as follows:

Officer	Target MIP Award as % of Base Salary Earned
John F. Brock	135%
William W. Douglas III	100%
Hubert Patricot	100%
John R. Parker, Jr.	80%
Suzanne D. Patterson	70%
2011 MIP Performance Goals
The 2011 MIP business performance goal set by the Compensation Committee was the company's operating income, which is defined as our operating profits before interest and taxes, as adjusted for specified non-recurring items. Operating income (“OI”) is a key metric used by management, the Board, and the company's shareowners to evaluate CCE's overall financial performance, and we believe OI goals appropriately focus our senior officers on maximizing profitable revenue growth and minimizing operating expense.
For 2011, the Committee set the target OI performance goal at 100% of the OI required to attain our annual business plan, which was $975 million and represented a 7.5% increase over the prior year's pro forma OI. Under the 2011 MIP, attainment of the target OI goal would result in an award opportunity of 100% of the senior officer's target MIP award. The Committee also set a minimum level of OI performance required to be met in 2011 for any annual incentive award to be paid and a maximum OI level, above which the award payment is capped, subject to the Committee's discretionary increase of up to 30%, as discussed below, even if performance above that level was attained.
The 2011 minimum, target, and maximum performance and the corresponding award levels for OI were:

	Performance Level (As a % of OI Target)	Award Level (As a % of MIP Target)
Minimum	85%	25%
Target	100%	100%
Maximum	112%	200%
For purposes of calculating business results under the 2011 MIP, OI is determined in accordance with generally accepted accounting principles and then adjusted for various predetermined and/or nonrecurring or unusual items. These predetermined adjustments are primarily related to restructuring charges, the financial impact of certain commodity hedges, the effect of acquisitions and dispositions, the external costs and expenses associated with the completion of such transactions, and currency exchange rate fluctuations.
The annual incentive award an officer earns for business performance is also subject to adjustment by the Compensation Committee based on its evaluation of the officer's performance against his or her individual goals for the year. The adjustment can range from eliminating the award to providing up to a 30% increase. The officers' individual goals vary from year to year, but in 2011 included delivering financial results under our annual business plan, efficiency and effectiveness initiatives related to the management of operating expenses, people leadership objectives, and successful delivery of our corporate responsibility and sustainability (“CRS”) initiatives.
2011 MIP Results and Award Determinations
As described above, the award determination under the MIP is a two-step process. First, the business results are determined, and then the Committee determines whether the award levels should be adjusted based on the officer's performance against his or her individual goals.
2011 Operating Income Results. We achieved 102% of our target OI goal under the 2011 MIP. Our OI performance versus our 2011 annual business plan was positively impacted by sustained excellence in sales and marketplace execution and management of operating expense through our “ownership cost management” initiatives. It is significant that these above-target results were achieved despite challenging economic and regulatory conditions.
 Based on these OI results, the amount each senior officer could earn under the MIP, before the application of any individual performance adjustments, was 114% of his or her target award. Therefore, for our Named Executive Officers, the MIP awards based solely on business results before any adjustment for individual performance were as follows:

Officer	Target Award as % of Base Salary	Award Earned as % of Base Salary
John F. Brock	135%	153.9%
William W. Douglas III	100%	114.0%
Hubert Patricot	100%	114.0%
John R. Parker, Jr.	80%	91.2%
Suzanne D. Patterson	70%	79.8%

2011 Individual Performance Adjustments. Mr. Brock advised the Committee that each of the other executive officers had demonstrated strong individual performance within their respective roles to deliver strong business results during 2011, as well as their contributions toward significant achievements in our people and CRS objectives, as highlighted on page 27. Based on Mr. Brock's recommendations, and in recognition of their contributions to the company's business results and/or performance against his or her individual performance objectives, the Committee increased the MIP awards of each Named Executive Officer by 10% (i.e., multiplied the business-based award amount by 10%).
The Committee considered the board's assessment of Mr. Brock's leadership of the company, as well as his performance against his 2011 individual objectives, and also approved a 10% increase to his MIP award.
The 2011 MIP payouts to each Named Executive Officer are set forth in the Summary Compensation Table on page 37.
Long-Term Incentive Equity Awards
LTI awards represent the majority of each senior officer's annual direct compensation, providing an opportunity for increased compensation based on delivering business results that increase the value of our stock over time. Our LTI awards are designed to focus our leadership on taking actions that lead to the company's sustainable growth and to align their long-term interests with those of our shareowners.
For 2011, the CCE Compensation Committee approved the LTI awards granted on November 3, 2011. The target LTI values are reflected in the terms of the respective employment agreements for the U.S.-based Named Executive Officers and are the same target LTI values provided to these officers in 2010 and 2009. The Committee increased Mr. Patricot's LTI value in 2011 to recognize his successful leadership of our commercial and supply chain organizations during 2010 and 2011.
Of the target LTI grant values, 60% was delivered in the form of performance share units (“PSUs”) and the remaining 40% in stock options. The use of these two forms of equity is consistent with competitive market practice and the Committee believes these two forms, and their relative proportions, provides for the delivery of a targeted total LTI value that utilizes the company's share reserves efficiently.
The 2011 annual target LTI values, for our Named Executive Officers, as well as the allocation between PSUs and stock options, were as follows:

Officer	Target LTI Value	Target PSU Value	Target Stock Option Value
John F. Brock	$7,000,000	$4,200,000	$2,800,000
William W. Douglas III	1,500,000	900,000	600,000
Hubert Patricot	1,500,000	900,000	600,000
John R. Parker, Jr.	1,000,000	600,000	400,000
Suzanne D. Patterson	375,000	225,000	150,000

Although each Named Executive Officer's target LTI values are reported in the Summary Compensation Table on page 37 as 2011 compensation, for both these forms of equity, the compensation each officer actually receives, if any, is dependent on the satisfaction of vesting conditions and the future value of the company's stock.
2011 Stock Options
Stock options provide senior officers the opportunity to purchase shares of our stock at a price equal to the market price on the day of grant. After the options vest, officers can exercise this purchase right anytime during the term of the option. The 2011 options granted to Mr. Patricot will vest ratably over three years, and any vested options will remain exercisable for up to a ten-year term as long as he remains employed by the company. Reflecting the terms of their employment agreements, the U.S.-based Named Executive Officers' options will vest ratably over two years and will remain exercisable for the options' ten-year term.
2011 Performance Share Unit Awards
PSU awards provide our senior officers the opportunity to receive shares of our stock, and a cash payment equal to hypothetical dividends on such shares, only if both a performance objective and a continued-service requirement are met. Because vested PSU awards are paid out in shares of company stock after the performance-vesting requirements are satisfied, the ultimate value of any award earned by an officer is dependent on both the business results against the performance objective set by the Committee and on the trading price of the company's stock at the conclusion of the service-vesting period or, if later, the time the shares are delivered.
For the 2011 PSU awards, the service-vesting period for Mr. Patricot is 42 months from the grant date. Reflecting the terms of their employment agreements, the service-vesting period for the U.S.-based Named Executive Officers is 26 months. The payment date for the 2011 PSUs that are earned based on the performance objective described below will be 42 months after the grant date for all the Named Executive Officers.
The performance objective set by the Committee for the 2011 PSU awards is the annual growth rate in our earnings per share (“EPS”) for the 2012 fiscal year over 2011 EPS. For purposes of the PSU awards, our actual EPS is adjusted for various predetermined and/or nonrecurring or unusual items, uses a defined tax rate, excludes currency fluctuations, and limits the beneficial effects of the Company's share repurchase program. To reinforce the long-term incentive nature of these awards, any value realized from the 2011 PSU awards will depend on both the number of shares that are actually earned based on 2012 EPS results and the performance of our stock between the grant date and the payment date.
EPS was retained as the performance goal for the 2011 awards because we continue to believe that, over time, EPS results are the primary driver of our stock price, an important indicator of our profitability, and an accurate indicator of long-term company performance. In setting the specific EPS goals, the Committee considered several factors, including our 2012 business plan, as approved by the board of directors, the current operating costs specific to our business, recent and projected EPS performance for the company and for other leading consumer goods companies and broadly across the market. Based on these factors, the Committee decided that it was appropriate to set the same level of performance goals related to 2012 EPS growth to ensure that the 2011 award's performance-vesting conditions were sufficiently challenging and consistent with our 2012 business plan.
Based on a 2011 EPS of $2.18 (which was certified by the Committee in February 2012), the minimum, target, and maximum EPS performance goals, and the corresponding award levels set by the Compensation Committee for the 2011 PSU awards, are:

Annual Growth Rate in EPS-FY 2012 vs. FY 2011		EPS Goals	Percentage of the PSU Target Award Earned
Less than 6%	<	$2.31	0%
Minimum-6%		$2.31	50%
Target-10%		$2.40	100%
Maximum-14%	> =	$2.49	200%

2010 PSU Awards' Performance Results
A portion of our Named Executive Officers' 2010 LTI award was granted as PSU awards on November 4, 2010. The 2010 PSU awards have generally the same terms as the 2011 PSUs described above, including an annual adjusted EPS growth rate performance target for 2011 of 10%. For purposes of the 2010 PSU awards, the Committee adopted a baseline EPS of $1.78, which was based on a pro forma determination of the company's 2010 EPS.
In February 2012, the Committee certified that the 2011 adjusted EPS (as required under the 2010 PSU awards) was $2.01,

representing a 13.1% increase over the baseline EPS. Under the 2010 PSU awards, the 2011 EPS results were determined without regard to the differences in our foreign currency rates and effective tax rates in 2010 and 2011, which is why the performance under these awards is not identical to the 2011 EPS results described on page 27 or to the baseline EPS the Committee established for the 2011 PSU award.
Under the 2010 PSU awards, this level of performance resulted in each Named Executive Officer earning 177% of his or her target 2010 PSU award. The service-vesting condition for the 2010 PSU awards will be met, for Mr. Patricot, on April 30, 2014, and, for the U.S.-based Named Executive Officers, on December 31, 2013. The payment date for all the Named Executive Officers' earned and vested PSUs will be April 30, 2014. The number of PSUs earned under this award is described in the “Outstanding Equity Awards at Fiscal Year-End” table on page 41.
Conversion of Legacy CCE Equity Awards
Under the Transaction agreement, equity awards held by former Legacy CCE employees that became employed by CCE on or before the Transaction's completion were converted to CCE awards, with the number of shares underlying the awards converted in accordance with the terms of the Transaction agreement. Specifically, any shares of unvested restricted stock were converted on a one-for-one basis, plus the $10 per share merger consideration paid to all shareowners. Stock options, restricted stock units, and performance stock units were converted based on a conversion ratio equal to the ratio of the trading price of Legacy CCE's stock on the day before the Transaction's closing compared to that same price less $10. Exercise prices of stock options were adjusted accordingly. The conversion methodology was intended to maintain each award's same intrinsic value immediately before and after the Transaction. A description of the converted Legacy CCE equity awards held by our Named Executive Officers at the end of 2011, and any remaining service conditions to vesting, are included in the Outstanding Equity Awards at Fiscal Year-End table that begins on page 41.

Named Executive Officers Employment Agreements
U.S.-Based Named Executive Officers' Agreements
Legacy CCE's board and compensation committee believed that securing Mr. Brock's commitment to become the chief executive officer of CCE through 2013, as well as that of the other members of his executive leadership team, was critical to ensuring the stability of a new public company, establishing its long-term strategy, and implementing a disciplined succession planning process. To accomplish this objective, Legacy CCE determined that entering into employment agreements was the best way to address the board's interest in ensuring at least a three-year commitment from these officers to lead a newly configured and European-based business and in obtaining noncompetition and other restrictive covenants that will apply following their termination of employment.
The employment agreements include a cash retention incentive for each officer, which requires the officer to continue employment with CCE through December 31, 2013 to receive the incentive payment. The Committee believes that this retention arrangement will provide a strong incentive for the officers to remain with the company during a critical period, as well as providing the opportunity to earn substantially the same amounts by completing his or her employment term as he or she could have received by declining employment with CCE and receiving severance pay from Legacy CCE.
The provisions of the U.S.-based Named Executive Officers' employment agreements, other than those related to base salary and annual incentive awards (which were discussed above), are summarized below.
Employment Term. The initial term of the agreements commenced upon the officers' transfer of employment to International CCE on September 28, 2010, and continues through December 31, 2013. Following the initial term of the agreements, CCE and the Named Executive Officers may extend the term of the agreements or negotiate other employment terms. The point at which any of these officers' employment will actually terminate has not been determined.
Terms of Annual LTI Awards. The agreements provide for annual LTI awards in 2010 through 2012 at least equal to the values described on page 31. The agreements provided that the LTI may be delivered in the form of stock options, stock units, or other forms, as the Committee determines appropriate. Options will vest ratably over the first two anniversaries of the grant date through 2013. The performance stock units will vest based on continued service through the end of the agreement term and will include performance-vesting requirements to be established when the awards are granted. The service-vesting conditions for any other equity the Committee may grant to the officers during the term of the agreement also will be based on continued service through 2013.
Terms of Inaugural Restricted Stock Unit Award. The agreements also provide for a one-time, inaugural restricted stock unit (“RSU”) award, the value and terms of which were described in our 2011 proxy statement and which are reflected in the table that begins on page 42.

Retention Incentive. Each Named Executive Officers' employment agreement provides for a retention incentive in the form of a lump-sum cash payment in a specified amount, plus interest, payable in July 2014, provided the officer remains employed through December 31, 2013. The amount of the retention incentives are as follows:

Officer	Value of Retention Award
John F. Brock	$5,650,000
William W. Douglas III	2,750,000
John R. Parker, Jr.	2,500,000
Suzanne D. Patterson	950,000

Other Benefits. The Named Executive Officers are entitled to the same benefit plans and programs as are offered to our other U.S.-based employees.
Payments Upon Involuntary Termination of Employment Without Cause or Voluntary Termination of Employment for Good Reason. If a Named Executive Officer's employment is involuntarily terminated by CCE without cause, or the officer voluntarily terminates employment for good reason, he or she will become entitled to the following payments and benefits:

•
a lump-sum payment (or installments, to the extent necessary to comply with tax requirements) equal to the Named Executive Officer's current base salary and target bonus, multiplied by the number of years and portions of a year remaining in the employment term (but not less than a multiple of one year);

•	a pro rata portion of the annual incentive award for the year of termination based on actual performance results for the year;

•	the cash retention award described above;

•	all equity awards converted from Legacy CCE equity awards will be fully vested, and all other service-based equity awards will vest on a pro rata basis; and

•
performance-based equity awards will be paid on a pro rata basis, subject to satisfaction of the relevant performance requirements, except that the inaugural restricted stock unit award noted above will be deemed to have satisfied the performance requirements.

 For this purpose, “good reason” includes a material decrease in pay or bonus opportunity, material diminution of authority or responsibility, or a relocation of more than 50 miles; and “cause” is defined as (a) gross misconduct by the executive that is materially detrimental to the company, (b) acts of personal dishonesty or fraud by the executive toward the company, or (c) the executive’s conviction of a felony.
If the officer's involuntary termination without cause or voluntary termination for good reason occurs within two years following a change in control, he or she will be entitled to full vesting of all equity awards, rather than pro rata vesting and the requirement that actual performance measures must be satisfied.
Payments upon Disability or Death. In the event of a Named Executive Officer's disability or death during the term of the agreement, the Named Executive Officer (or his or her beneficiary) would receive the following:

•	a full annual incentive award for the year of disability or death, based on actual performance results for the year;

•	an amount equal to the target value of any of the annual long-term incentive awards specified in the agreement that have not yet been awarded;

•
a payment equal to the Named Executive Officer's current base salary and target bonus, multiplied by the number of years and portions of a year remaining in the employment term; and the full cash retention award, inclusive of interest through the date of death or disability; and

•
the vesting of all outstanding equity grants, with vesting for performance-based equity awards based on actual results for performance periods that have been completed and target levels for performance periods in progress.

Restrictive Covenants. The agreements subject the Named Executive Officers to a number of obligations. The Named Executive Officers will be required to execute a release of claims before receiving any severance pay. In addition, the officer cannot compete with CCE by becoming employed by certain “direct competitors” for a period of 12 to 24 months, depending on the number of months of severance to which he or she is entitled. During this same period, the Named Executive Officer cannot solicit CCE's customers on behalf of any non-alcoholic beverage business and cannot hire away CCE employees.
“Clawback” Provision. A Named Executive Officer will be required to repay any severance pay and certain gains from equity awards in the event that two-thirds of the CCE Board of Directors determines (i) within two years of the officer's termination of employment, that he could have been terminated for cause, (ii) that he or she has violated the agreement's noncompetion or nonsolicitation covenants, or (iii) that he or she engaged in fraud or ethical misconduct that resulted in or directly contributed to the restatement of CCE's financial results. A Named Executive Officer also may be required to repay incentive compensation if the item (iii) is applicable.
Mr. Patricot's Employment Agreement
Mr. Patricot's employment continues to be governed by his 2009 employment agreement with Legacy CCE's United Kingdom subsidiary, which became a subsidiary of CCE in connection with the Transaction.
Mr. Patricot, a French citizen, is based in the United Kingdom. To mitigate costs associated with maintaining dual residences, increased tax reporting obligations, and maintaining prior levels of retirement savings opportunities, Mr. Patricot's employment agreement provides for the following benefits:

•	An annual allowance of €77,270 to assist with maintaining a temporary residence in London;

•	Reimbursement of the cost of tax preparation assistance;

•	An annual cash payment (net of taxes) equal to the contributions that would have been made on his behalf to certain tax-favorable savings plans had he remained an employee of our French company;

•
Reimbursement of social security contributions in excess of those that would have been payable on gains related to his 2008 LTI awards had it been permissible to make them under our French tax-qualified subplans; and

•	A company car and related allowances, which is a standard benefit for our executives in the United Kingdom.

In the event of Mr. Patricot's involuntary termination without cause, Mr. Patricot would be entitled to a payment equal to two times his base salary and target bonus at the time of such termination, subject to restrictive covenants under his employment agreement, including a six month non-competition period and a 12-month non-solicitation period.

Executive Benefit Programs
Our senior officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees in the country in which they are based. These benefits are designed to provide protection against the financial hardship that can result from illness, disability, or death, and to provide retirement income. In addition to these broad-based benefit programs, our Named Executive Officers are eligible to participate in the following executive-level benefit programs.
Retirement Plans
The U.S.-based Named Executive Officers participate in a tax-qualified defined contribution plan to which the company contributes 7% of each employee's compensation, up to Internal Revenue Code (“IRC”) limits. To the extent that the full 7% cannot be contributed to the qualified plan due to IRC limits, contributions are made to our nonqualified defined contribution plan, but only taking into consideration compensation up to $500,000. Therefore, the maximum amount of combined contributions to these plans that any employee may receive during a calendar year is $35,000. These executive officers are also permitted to elect to defer up to 70% of their base salary and annual incentives under the nonqualified defined contribution plan.
Mr. Patricot, who is a French citizen and participates in the French social security program, does not participate in any retirement plans sponsored by the company or its subsidiaries.
Executive Welfare Plan Benefits
All U.S.-based employees are covered under a long-term disability program that provides a monthly disability benefit of up to 60% of the employee's salary, up to $10,000 a month. Our U.S.-based executives, including the Named Executive Officers, are also provided a monthly disability benefit of an additional 10% of his or her base salary, up to a maximum additional benefit of $5,000 a month. Also, these Named Executive Officers, as well as other members of management, are eligible to participate in an executive physical program that provides enhanced diagnostic screenings and services.
Other Benefits or Perquisites
In 2011, we provided limited other perquisites to our other senior officers, including the Named Executive Officers. Offered to all U.S.-based employees, our Named Executive Officers are eligible to participate in our charitable matching gifts program that makes a matching company donation to qualifying tax-exempt educational, arts and cultural organizations. Additionally, our executive leadership team sponsors incentive award programs that include travel and entertainment for participants and their spouses. While we consider these programs to be business-related, certain of their costs may be imputed to the participants as income under tax regulations. When this is the case, the company does not reimburse the executives for the taxes on income related to their own participation. However, because the Committee believes that the attendance of the executives' spouses serves a valid business purpose in 2011, it approved reimbursements for taxes associated with income attributable to a spouse's attendance, as approved by the CEO. (At his request, this tax reimbursement opportunity was not made available to Mr. Brock.) The amount of such tax reimbursements and the value of any other perquisites (if a requisite value is met) are included in the All Other Compensation column of the Summary Compensation Table on page 37.
As described above on page 35, Mr. Patricot receives additional benefits and perquisites under his employment agreement. Provision of a company car and related allowances are a customary form of compensation within the European market, and the other contractual benefits were provided to address and mitigate the increased costs associated with Mr. Patricot becoming ineligible for participation in Legacy CCE's international assignment program when he assumed the leadership of its European business unit in 2008.
Additionally, the company operates aircraft that are used by our senior officers and other members of senior management to conduct company business. For personal security reasons, Mr. Brock is required by the board to use the company aircraft for all air travel, both business and personal. Other senior officers make limited use of the company aircraft for personal travel with the permission of the CEO. When officers, including Mr. Brock, use the company aircraft for personal reasons, the value of that use is reported as income, and they are responsible for the applicable taxes on that income. Effective with respect to 2011 and thereafter, the Committee has adopted a policy that provides that the CEO and senior officers will reimburse the company for the incremental costs associated with certain types of personal travel. When an officer reimburses the company such costs, income for the personal use of the aircraft is generally not imputed to the officer for tax purposes.

Other Policies and Considerations
Compensation Risk Considerations
With respect to any Committee decision regarding senior officers' performance-based compensation opportunities, the Committee takes into consideration whether such opportunities would encourage the officers to take excessive or unreasonable business risks to realize the compensation at issue. Although a significant portion of our executive compensation opportunities are performance-based, the Committee does not believe that our executive compensation program encourages excessive risk-taking. Rather, the Committee has constructed the program to align the majority of each executive officer's compensation opportunities with the performance of the company's stock over longer periods of time (e.g., stock options with a ten-year term and PSU awards that are not payable for 42 months after grant).
The goals established under both the annual and long-term incentive programs by the Committee are directly related to the annual and strategic long-term business plans that are reviewed and approved by the full board. These plans and the progress against them are reviewed by the full board throughout the year. Directors are provided with detailed operational input and financial results, receiving a monthly report from senior management for those months in which there is no board meeting. Further, the board and the Committee hold executive sessions at each meeting and have open access to senior management or members of their teams throughout the year to discuss any business issues. Through all of these mechanisms the board and Committee have detailed visibility of the financial performance and contributing aspects of the company's performance to ensure that there have been no excessive or inappropriate risks taken to achieve results.
Stock Ownership Policy
Our stock ownership policy requires that each senior officer acquire and maintain significant levels of company stock, generally within five years of becoming subject to the policy. The ownership levels are determined as a multiple of the senior officer's base salary: five times for the CEO, three times for an executive vice president, two times for a senior vice president and one time for a corporate vice president. An officer's current ownership level, which is reviewed annually, is determined by including shares owned by the officer or an immediate family member, 60% of the value of shares underlying in-the money options, and all performance stock units or restricted stock units for which the performance conditions to vesting have been met. As of December 31, 2011, each of the Named Executive Officers had met his or her respective stock ownership levels.
Anti-Hedging Policy
Our stock ownership policy also prohibits any executive from engaging in hedging strategies using puts, calls, or other derivative securities based on the value of the company's stock.
Equity Award Grant Policy
The Compensation Committee is solely responsible for making or modifying equity awards to our senior officers. The board has delegated authority to the CEO to make and modify equity awards to employees other than senior officers, subject to certain limits and procedural controls.
Our equity grant policy requires the exercise price for stock option grants to be at least equal to the closing market price on the grant date. The “grant date” is defined as the date on which both final approval of a grant has occurred and all of the elements of the grant are known. Our policy also sets forth the procedural and control requirements for granting annual, new hire, and promotional equity awards, and these requirements are rigorously followed.

Tax and Accounting Considerations
The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.
IRC Section 162(m)
One of the significant tax considerations is IRC Section 162(m) of the Internal Revenue Code, which limits the tax deduction available for compensation over $1 million paid to a public company's CEO and to each of the three other most highly compensated executive officers (other than the CFO) unless such compensation is “performance-based.” To the extent consistent with our executive compensation program and the officers' employment agreements, we have designed our executive compensation program to be performance-based and also to comply with requirements for tax deductibility where feasible.
Following the Transaction, transition rules under Section 162(m) permitted the company to make certain performance-based awards under the 2010 Incentive Award Plan that qualified as “performance based.” However, unless the material terms of the performance measures under the 2010 Incentive Award Plan are approved by shareowners at our 2012 annual meeting, compensation paid to Section 162(m)-covered officers under the current and future incentive programs may not be deductible to the company. Therefore, we are requesting that shareowners approve the performance measures described on page 51 in order to allow us to make performance-based awards. The approval of these performance measures will not increase the number of shares available for awards or the cost of the plan, but it will increase the tax efficiencies associated with the payment of certain awards made under this plan.

Summary Compensation Table

Name and Principal Position	Year(1)	Salary(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
John F. Brock	2011	1,200,000	4,199,490	2,799,762	2,031,480	366,911	10,597,643
Chairman and Chief Executive Officer	2010	1,192,308	11,298,420	2,800,158	3,500,000	323,432	22,849,054
	2009	1,150,000	6,720,605	2,799,898	3,500,000	125,198	15,551,862

William W. Douglas III	2011	550,000	900,450	600,216	689,700	59,821	2,800,187
Executive Vice President and Chief Financial Officer	2010	543,500	2,099,620	599,865	1,165,000	121,109	4,837,473
	2009	515,000	1,440,130	600,166	1,133,000	9,918	3,834,748

Hubert Patricot	2011	596,124	900,450	600,216	706,189	245,211	3,048,190
Executive Vice President and President, European Group	2010	529,164	3,080,500	479,892	1,167,622	302,018	5,559,196
	2009	516,150	1,152,715	480,238	1,238,760	151,445	3,539,308

John R. Parker, Jr.	2011	510,000	600,300	399,966	511,632	76,070	2,097,968
Senior Vice President and General Counsel	2010	505,808	1,400,560	400,107	870,000	128,205	3,907,026
	2009	485,000	960,086	399,760	853,600	14,051	3,099,913

Suzanne D. Patterson	2011	311,308	224,460	150,054	272,759	52,202	1,010,783
Vice President, Controller and Chief Accounting Officer	2010	298,693	524,600	150,114	448,107	28,552	1,550,218
All amounts shown are in U.S. dollars.
(1)        CCE became a public company on October 2, 2010, and we paid the compensation for our Named Executive Officers’ for the period of October 2, 2010, through December 31, 2010. However, we have included compensation provided to these officers by Legacy CCE for the period of January 1, 2010 through October 1, 2010, in order to give a complete description of the compensation they received in 2010. Also, we have included Legacy CCE compensation information for 2009, except that the table does not include compensation information for Ms. Patterson because she was not a Named Executive Officer of Legacy CCE for that year. We have not, however, included 2009 and 2010 information regarding accruals under Legacy CCE's defined benefit pension plans because the officers no longer participate in those plans, and, as of December 2010, we do not maintain any defined benefit plans.
(2)        Mr.  Patricot’s salary has been converted to U.S. dollars from euros based on the average of the daily exchange rates for 2011, which was 1.392. The 2010 and 2009 amounts were based on exchange rates of 1.328 and 1.395, respectively.
(3)        Amounts shown reflect the aggregate fair value of the 2011 performance share unit (“PSU”) awards as of their grant date calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The values were calculated by multiplying the closing price of the company’s stock on the grant date by, the number of shares if actual performance during the applicable performance period is consistent with the probable performance determined as of the grant date, which was 100% of target award for 2011.

For the 2011 PSU awards, the value at the grant date, assuming the highest level of performance (200% of the target) and the closing share price on that date ($26.10), are as follows:

Officer	Value at 200% Performance
John F. Brock	$8,398,980
William W. Douglas III	1,800,900
Hubert Patricot	1,800,900
John R. Parker, Jr.	1,200,600
Suzanne D. Patterson	448,920
Dividend equivalents provided for under the 2011 PSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding the nontransferability for the awards. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(4)        Amounts shown reflect the aggregate fair value of 2011 stock option awards as of their grant date calculated in accordance with ASC Topic 718. The values were calculated using the Black-Scholes valuation model. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(5)        Amounts shown reflect the Named Executive Officers’ total annual incentive earned during 2011 under the Executive Management Incentive Plan (“MIP”). These amounts were approved by the Human Resources and Compensation Committee at its February 6, 2012, meeting and will be paid in March 2012. Mr. Patricot’s non-equity incentive plan compensation has been converted to U.S. dollars from euros based on the daily exchange rate of 1.315, which was the rate on February 6, 2012, the date on which the Human Resources and Compensation Committee approved Mr. Patricot’s MIP award payment. Amounts shown are not reduced to reflect deferrals, if any, to qualified or nonqualified deferred compensation plans.
 (6)        Amounts shown as “All Other Compensation” reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the company of all perquisites and other personal benefits, (ii) the amount of any tax reimbursements or gross-up payments, and (iii) the amounts contributed by the company to a defined contribution plan maintained by the company.

Type of Perquisite/Personal Benefit(a)	Mr. Brock	Mr. Douglas	Mr. Patricot	Mr. Parker	Ms. Patterson
Incremental cost of personal use of company aircraft(b)	$199,479	$0	$0	$0	$0
Legal / financial planning assistance(c)	0	0	-	0	-
Payment in lieu of defined contribution participation(d)	0	0	47,585	0	0
Mobility allowance / costs associated with sponsoring reward and recognition events(e)	-	-	121,457	0	0
Auto allowance (f)	0	0	-	0	0
Other(g)	-	-	0	-	0
(a)        This table outlines those perquisites and other personal benefits required by SEC rules to be separately described and/or quantified. A dash indicates that the Named Executive Officer received this type of perquisite or personal benefit but the amount is not required to be disclosed in this footnote under SEC rules.
(b)        Amounts shown reflect the incremental cost of personal use of company aircraft by Mr. Brock during 2011. These amounts were calculated based on the variable operating costs to the company for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which are updated semi-annually. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.
(c)         Under Mr. Patricot’s employment agreement, the company covers the cost of tax return preparation assistance to Mr. Patricot. The exchange rate used to convert the amount included for this payment from British pounds sterling to U.S. dollars was 1.605, the average daily exchange rate during 2011. Under Ms. Patterson’s employment agreement, the company provides an annual allowance that may be, but is not required to be, used for legal and financial planning assistance.
(d)        No contributions were made to a company-sponsored savings plans on Mr. Patricot’s behalf during 2011; however, pursuant to his employment agreement, he received a direct payment equal to the amount the company would have contributed to its French profit sharing plans in 2011 on his behalf had he been eligible to participate in such plans. The exchange rate used to convert this payment from euros to U.S. dollars was 1.439, the exchange rate on the date the payment was made.
(e)        Amount reflects payments of a mobility allowance to Mr. Patricot related to his localization in Great Britain. This amount was paid pursuant to the terms of Mr. Patricot’s employment agreement. The exchange rate used to convert this payment from euros to U.S. dollars was 1.392, the average daily exchange rate for 2011. The amount shown also reflects the incremental cost to the company for Mr. Patricot’s participation in a recognition/reward travel program sponsored by the executive leadership team. The exchange rate used to convert these costs from euros to U.S. dollars was 1.295, the exchange rate as of December 31, 2011.
(f)        Mr. Patricot receives the same auto allowance offered to all executives who are based in Great Britain. The exchange rate used to convert the amount included for this allowance from euros to U.S. dollars was 1.392, the average daily exchange rate in 2011.
(g)         "Other” category includes items the company-paid costs for the U.S.-based officer’s participation in the executive physical program and premiums related to supplemental long-term disability coverage, as well as the company’s matching gifts under its charitable gifts program.

As noted above, “All Other Compensation” also includes the amounts contributed by the company to defined contribution plans and the amount of any company-paid taxes, which, for 2011, was as follows:

Compensation Category	Mr. Brock	Mr. Douglas	Mr. Patricot	Mr. Parker	Ms. Patterson
Company contributions to defined contribution plans(a)	$151,268	$41,001	$0	$61,419	$37,202
Company-paid taxes(b)	0	0	62,549	0	0
(a)        Amounts shown for U.S.-based Named Executive Officers reflect company contributions made and/or credited on their behalf under our 401(k) plan and nonqualified supplemental savings plan. For each of these officers, amounts include the company's "look-back" matching contributions related to their participation in the nonqualified plan during 2010, which amounts were credited in 2011 in accordance with the terms of the plan.
(b)        Amount shown reflects a tax gross-up payment to Mr. Patricot, which is related to the 2011 payment the company made to him in lieu of participation in a company-sponsored defined contribution plan, which is a term of his employment agreement. The exchange rate used to convert this payment to U.S. dollars from euros was 1.439, the rate on the date the payment was made.

Grants of Plan-Based Awards
The following table summarizes the annual incentive and equity awards granted to the Named Executive Officers during 2011. The following paragraphs describe the general terms of these awards; however, the provisions of these awards that apply upon a grantee’s termination of employment under various scenarios are summarized in the “Potential Payments upon Termination or Change in Control” section beginning on page 44.
Incentive Compensation. The company provided an annual cash incentive opportunity to executives under the 2011 Executive Management Incentive Plan (“MIP”). A description of the MIP’s design, relevant performance targets and actual performance is provided in the CD&A beginning on page 26.
Annual Stock Option Awards. On November 3, 2011, the Named Executive Officers were awarded stock options with an exercise price of $26.10. For Mr. Patricot, these options vest in one-third increments on November 3, 2012, 2013, and 2014. For the U.S.-based Named Executive Officers, these options vest in one-half increments on November 3, 2012 and 2013. The U.S.-based Named Executive Officers’ vested options may be exercised for ten years after the date of grant. Mr. Patricot’s vested options may be exercised for ten years after the date of grant, assuming continued employment.
Annual Performance Share Unit Awards. On November 3, 2011, the Named Executive Officers were awarded PSUs, which entitle them to shares of company stock (and a cash payment representing hypothetical dividends) if the award’s vesting conditions are satisfied. A description of the 2011 PSU design and relevant performance targets are provided in the CD&A beginning on page 32.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
John F. Brock

2011 Executive MIP	2/7/2011	2/7/2011	405,000	1,620,000	4,212,000
2011 Incentive Award (Options)	11/3/2011	10/19/2011							524,300	26.10	2,799,762
2011 Incentive Award (PSUs)	11/3/2011	10/19/2011				80,450	160,900	321,800			4,199,490
William W. Douglas III
2011 Executive MIP	2/7/2011	2/7/2011	137,500	550,000	1,430,000
2011 Incentive Award (Options)	11/3/2011	10/19/2011							112,400	26.10	600,216
2011 Incentive Award (PSUs)	11/3/2011	10/19/2011				17,250	34,500	69,000			900,450
Hubert Patricot
2011 Executive MIP	2/7/2011	2/7/2011	138,646	554,584	1,441,918
2011 Incentive Award (Options)	11/3/2011	10/19/2011							112,400	26.10	600,216
2011 Incentive Award (PSUs)	11/3/2011	10/19/2011				17,250	34,500	69,000			900,450
John R. Parker, Jr.
2011 Executive MIP	2/7/2011	2/7/2011	102,000	408,000	1,060,800
2011 Incentive Award (Options)	11/3/2011	10/19/2011							74,900	26.10	399,966
2011 Incentive Award (PSUs)	11/3/2011	10/19/2011				11,500	23,000	46,000			600,300
Suzanne D. Patterson
2011 Executive MIP	2/7/2011	2/7/2011	54,378	217,512	565,530
2011 Incentive Award (Options)	11/3/2011	10/19/2011							28,100	26.10	150,054
2011 Incentive Award (PSUs)	11/3/2011	10/19/2011				4,300	8,600	17,200			224,460

(1)       At its February 2011 meeting, the Compensation Committee approved the terms and values of the annual cash incentive award under the Executive MIP. At its October 2011 meeting, the Committee approved the terms and values of the annual option and PSU awards, as noted above. These cash and equity incentive awards were granted under the company’s 2010 Incentive Award Plan on the dates noted.
(2)        Amounts shown reflect the threshold, target, and maximum awards for business goals under the 2011 MIP, which is described in detail in the CD&A beginning on page 26. For purposes of this table, we applied an individual performance factor of 1.0 for each officer under the threshold and target incentive amounts so that the incentive amount payable for the minimum and target levels of business performance are described. However, because the maximum incentive amount could have been earned by applying a 1.3 individual performance factor, this feature of the MIP is reflected in the maximum incentive amount. Individual performance factors below 1.0 could have reduced each of the amounts to $0. The exchange rate used to convert Mr. Patricot's award amounts from euros to U. S. dollars was 1.295, the exchange rate on December 31, 2011.
The actual MIP award payments, the amounts of which are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, were approved at the Committee’s February 2012, meeting and will be made in March 2012.
(3)        The amounts shown are the threshold, target, and maximum numbers of shares of company stock that may be earned, based on the extent to which the EPS target goal is met under the 2011 PSU Awards.
(4)        The exercise price of options granted in 2011 is the closing price of the company’s stock on the grant date, November 3, 2011, as reported in the NYSE Composite Transactions listing.
(5)        The fair value of the stock option awards was determined under the Black-Scholes valuation model. The fair value of the PSU awards was determined by (a) multiplying the closing price of the company’s stock on the grant date by the number of shares that would be awarded if actual performance during the performance period equaled the target performance goal and (b) multiplying the resulting product by the probable outcome of the performance condition as of the grant date, which was 100%. Dividend equivalents provided under the PSU and RSU awards were taken into account in determining the fair value of the underlying awards. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End
The table below summarizes the Named Executive Officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2011.

		Options Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John F. Brock

Options	4/25/2006	1,312,842			14.19	4/25/2016
Options	8/3/2006	371,972			14.94	8/3/2016
Options	10/31/2007	340,318			17.70	10/31/2017
Options	10/30/2008	820,624			6.74	10/30/2018
Options	11/4/2009	517,649	258,825	(1)	13.11	11/4/2019
Options	11/4/2010	157,933	315,867	(2)	24.40	11/4/2020
Options	11/3/2011		524,300	(3)	26.10	11/3/2021
RSUs	11/4/2010									204,900	(5)	5,282,322
PSUs	10/30/2008						1,158,512	(6)	29,866,439
PSUs	11/4/2009						641,252	(7)	16,531,477
PSUs	11/4/2010						304,617	(8)	7,853,026
PSUs	11/3/2011									321,800	(9)	8,296,004

William W. Douglas III
Options	7/26/2004	29,174			17.50	7/26/2014
Options	9/1/2005	58,348			15.30	9/1/2015
Options	8/3/2006	102,146			14.94	8/3/2016
Options	10/31/2007	65,933			17.70	10/31/2017
Options	10/30/2008	211,709			6.74	10/30/2018
Options	11/4/2009	110,959	55,480	(1)	13.11	11/4/2019
Options	11/4/2010	33,833	67,667	(2)	24.40	11/4/2020
Options	11/3/2011		112,400	(3)	26.10	11/3/2021
RSUs	11/4/2010									30,700	(5)	791,446
PSUs	10/30/2008						249,442	(6)	6,430,615
PSUs	11/4/2009						137,412	(7)	3,542,481
PSUs	11/4/2010						65,313	(8)	1,683,769
PSUs	11/3/2011									69,000	(9)	1,778,820
Hubert Patricot
Options	2/26/2004	25,527			16.19	2/26/2014
Options	9/1/2005	14,587			15.30	9/1/2015
Options	8/3/2006	15,316			14.94	8/3/2016
Options	10/31/2007	12,836			17.70	10/31/2017
Options	10/30/2008	56,463			6.74	10/30/2018
Options	11/4/2009	88,786	44,394	(1)	13.11	11/4/2019
Options	11/4/2010	27,066	54,134	(2)	24.40	11/4/2020
Options	11/3/2011		112,400	(4)	26.10	11/3/2021
RSUs	11/4/2010									82,000	(5)	2,113,960
PSUs	10/30/2008						142,664	(6)	3,677,878
PSUs	11/4/2009						109,988	(7)	2,835,491
PSUs	11/4/2010						52,215	(8)	1,346,103
PSUs	11/3/2011									69,000	(10)	1,778,820
John R. Parker, Jr.
Options	2/26/2004	72,935			16.19	2/26/2014
Options	9/1/2005	58,348			15.30	9/1/2015
Options	8/3/2006	24,798			14.94	8/3/2016
Options	10/31/2007	38,364			17.70	10/31/2017
Options	10/30/2008	68,025			6.74	10/30/2018
Options	11/4/2009	73,907	36,955	(1)	13.11	11/4/2019

		Options Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Options	11/4/2010	22,566	45,134	(2)	24.40	11/4/2020
Options	11/3/2011		74,900	(3)	26.10	11/3/2021
RSUs	11/4/2010									20,500	(5)	528,490
PSUs	10/30/2008						160,460	(6)	4,136,659
PSUs	11/4/2009						91,608	(7)	2,361,654
PSUs	11/4/2010						43,542	(8)	1,122,513
PSUs	11/3/2011									46,000	(9)	1,185,880
Suzanne D. Patterson
Options	11/4/2009		13,857	(1)	13.11	11/4/2019
Options	11/4/2010	8,466	16,934	(2)	24.40	11/4/2020
Options	11/3/2011		28,100	(3)	26.10	11/3/2021
RSUs	11/4/2010									7,700	(5)	198,506
PSUs	10/30/2008						33,424	(6)	861,671
PSUs	11/4/2009						34,426	(7)	887,502
PSUs	11/4/2010						16,284	(8)	419,802
PSUs	11/3/2011									17,200	(9)	443,416

Footnote/Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
[1] Service-based stock options	11/4/2009	33 1/3% per year	11/4/2010 11/4/2011 11/4/2012	Continued employment through vesting date required
[2] Service-based stock options	11/4/2010	33 1/3% per year	11/4/2011 11/4/2012 11/4/2013	Continued employment through vesting date required
[3] Service-based stock options	11/3/2011	50% per year	11/3/2012 11/3/2013	Continued employment through vesting date required
[4] Service-based stock options	11/3/2011	33 1/3% per year	11/3/2012 11/3/2013 11/3/2014	Continued employment through vesting date required
[5] Performance-based restricted share units	11/4/2010	100% cliff- vesting	11/4/2012
Continued service through the vesting date is required. Additionally, for Messrs. Brock, Douglas, Patricot and Parker, vesting will not occur until the Committee certifies satisfactory attainment of the 2011 and 2012 business goals, which will not occur until February 2013

[6] Performance share units	10/30/2008	100% cliff- vesting	4/30/2012	Maximum number of shares were earned based on EPS performance for the period of 1/1/2009 through 12/31/2009 Continued employment through 4/30/2012 required
[7] Performance share units	11/4/2009	100% cliff- vesting	4/30/2013	Maximum number of shares were earned based on EPS performance for the period of 1/1/2010 through 12/31/2010 Continued employment through 4/30/2013 required
[8] Performance share units	11/4/2010	100% cliff- vesting	12/31/2013
Number of shares earned based on EPS performance for the period of 1/1/2011 through 12/31/2011 was determined in February 2012 to be 177% of the target award

Continued employment through 12/31/2013 required for U.S.-based Named Executive Officers' awards and through 4/30/2015 for Mr. Patricot

[9] Performance share units	11/3/2011	100% cliff- vesting	12/31/2013	Number of shares shown in table is based on assumed maximum EPS performance for the period of 1/1/2012 through 12/31/2012, but number of shares earned will be based on actual EPS performance
[10] Performance share units	11/3/2011	100% cliff- vesting	4/30/2014	Number of shares shown in table is based on assumed maximum EPS performance for the period of 1/1/2012 through 12/31/2012, but number of shares earned will be based on actual EPS performance

Option Exercises and Stock Vested
During 2011, the Named Executive Officers had restricted stock and/or restricted stock unit awards vest, and they exercised stock options, as described in the following table:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John F. Brock	300,000	5,741,370	420,402	11,838,520
William W. Douglas III	—	—	81,398	2,292,168
Hubert Patricot	125,000	2,363,038	57,181	1,519,850
John R. Parker, Jr.	—	—	47,556	1,339,177
Suzanne D. Patterson	20,543	306,030	35,200	954,632

(1) The stock options exercises by Messers. Brock and Patricot and Ms. Patterson during 2011 were all pursuant to trading plans established under Rule 10b5-1 of the 1934 Act.
(2) The value of the PSUs and/or RSUs awards that vested in 2011 was determined by multiplying the average of the high and low trading prices of our common stock on the respective award's vesting date, multiplied by the number of shares underlying the award.

Nonqualified Deferred Compensation
Supplemental Savings Plan. We sponsor a nonqualified supplemental savings plan (the “Supplemental Plan”) under which participants may defer the receipt and taxation of up to 70% of their regular pay and annual cash incentive awards.
Additionally, the company also credits contributions equal to 7% of the participant’s salary and annual cash incentive award paid during the year to the extent such contributions are in excess of the tax code limits on contributions to our 401(k) plan. However, $500,000 is the maximum compensation that will be used in determining the company’s annual contribution or contribution credit to a participant’s accounts under both the 401(k) and the Supplemental Plan.
A participant may receive Supplemental Plan distributions only following his or her separation from service with the company or in a designated year following separation. The distribution is paid as a lump-sum or in up to ten annual installments, according to the participant’s election.
Deferral of Vested Restricted Stock Unit Awards. Pursuant to the terms of certain restricted stock unit awards, the shares (and cash equal to hypothetical dividend credits) otherwise payable upon vesting may not be distributed until a specified future date. On such specified date, the shares and cash will be distributed to the participant in a lump sum. Because the awards are vested (i.e., no longer subject to forfeiture), they are considered to be nonqualified deferred compensation arrangements for purposes of the following table. The payment of one of these awards was made to Mr. Parker during 2011.
The table below summarizes the Supplemental Plan contributions made by the U.S.-based Named Executive Officers during 2011. The table also shows the aggregate earnings credited to the executives’ Supplemental Plan accounts during 2011, as well as the executives’ aggregate balances under the Supplemental Plan as of December 31, 2011. None of the Named Executive Officers received payments under the Supplemental Plan during 2011. For Mr. Parker, the table also includes the aggregate earnings related to, and the distributions of, his restricted stock unit awards that vested in 2010.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2011(1) ($)	Company Contributions in 2011(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/Distributions in 2011 (4) ($)	Aggregate Balance at 12/31/2011 (5) ($)
John F. Brock	219,692	134,118	136,658	—	4,260,856
William W. Douglas III	176,231	23,851	(19,035)	—	835,433
Hubert Patricot(6)	—	—	110	—	138,807
John R. Parker, Jr.	5,885	44,269	45,962	503,618	1,570,549
Suzanne D. Patterson	313,796	20,052	(11,956)	—	353,111
______________________________________________________________
(1)         Contributions to the Supplemental Plan that relate to an executive’s deferrals from salary are included in the “Salary” column of the Summary Compensation Table on page 37. Contribution amounts that relate to deferrals of annual cash incentives are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)        All company contributions to the Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)        A participant’s account under the Supplemental Plan is deemed to be invested in hypothetical investment options selected by the participant from among a menu of mutual funds offered under the company's 401(k) plan. The account is credited with gains or losses experienced by these hypothetical investments. Accordingly, the Supplemental Plan does not credit above-market or preferential earnings on nonqualified deferred compensation. For Mr. Parker, the earnings with respect to his deferred vested restricted stock unit awards is equal to the increase in value of the shares of our common stock, as well as the amount credited as hypothetical dividends during 2011, which totaled $52,106. No amounts reported in this column have previously been reported in the Summary Compensation Table because neither the Supplemental Plan nor Mr. Parker's deferred stock units provide for above-market returns.
(4) Amounts shown reflect the value of the shares and cash related to the restricted stock unit award in which Mr. Parker vested in 2010 and that was paid to him during 2011. The value of the shares was determined as the average of the high and low trading prices of the company's stock on the date the payment was made.
(5)        Amounts shown include the executive’s and company’s contributions and associated earnings/losses during 2011, as well as deferrals of salary and annual incentives (together with associated earnings) from prior years’ participation in Legacy CCE’s supplemental plans. The amounts reflected in this column, with the exception of the reported aggregate earnings, have been reported in prior company proxy statements.
For Mr. Parker, the amount also includes the value of the remaining restricted stock unit award that vested in 2010 and any hypothetical earnings on that award, which amount was $39,365.
(6)        Amounts shown for Mr. Patricot reflect his 2011 earnings and December 31, 2011, account balance under our French company’s defined contribution plan (as converted from euros to U.S. dollars using a December 31, 2011, exchange rate of 1.295). Mr. Patricot has not participated in this plan since his relocation to Great Britain in 2009.

Potential Payments upon Termination or Change in Control
The company has entered into employment agreements with each of the U.S.-based Named Executive Officers that provide for cash payments and equity vesting in the event of the following circumstances:

•	involuntary termination without cause;

•	voluntary termination by the executive for good reason;

•	involuntary termination without cause or voluntary termination for good reason within two years of a change in control of the company; and

•	death or termination due to disability.
Mr. Patricot’s employment agreement with our United Kingdom subsidiary provides for cash payments in the event of his involuntary termination without cause.
The Named Executive Officers’ employment agreements, including the methodology for calculating any payments under these potential termination scenarios and the executives’ obligations to the company under such circumstances, are described beginning on page 26 of the CD&A.
The company does not provide any cash payments upon an executive's voluntary termination without good reason, involuntary termination for cause or in the event of a change in control of the company, unless there is also a subsequent termination event. Similarly, no equity awards become vested (or option exercise periods extended) under these circumstances, except that certain equity awards may become vested (and the option exercise period extended) if the executive meets the Rule of 75 or Rule of 60 retirement requirements, as defined on page 45, at the time of his or her termination.

The “Potential Termination Scenario Summary Table” that begins on page 46 shows the amount of any cash benefits payable under the various termination events, as well as the value of any equity for which vesting is accelerated upon such an event.
The treatment of equity awards upon termination of employment depends on the reason for the termination and the executive’s age and length of service. The charts below detail the termination provisions of the equity awards (which also reflect the equity-related terms of the U.S.-based executives' employment agreements) held by our Named Executive Officers on December 31, 2011.
Stock Option Awards
2010 and 2011 Awards. The stock option awards granted in 2010 and 2011 to our Named Executive Officers provide for the following treatment:

Termination Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination)
Involuntary termination without cause or voluntary termination with good reason within two years after a change in control (“Change in Control Termination”)	100% vesting	Option expiration date
Involuntary termination without cause or, for U.S.-based officers only, voluntary termination for good reason ("Severance Termination")	Pro rata vesting based on service between grant and vesting dates	Option expiration date (For Mr. Patricot: 24 months following termination)
Death or disability	100% vesting	60 months after death or termination due to disability (For Mr. Patricot: 36 months)
Rule of 60 Retirement (Mr. Patricot only)	100% vesting	48 months after termination (36 months for Mr. Patricot's 2010 UK approved options)
Other	Forfeiture	Option expiration date (For Mr. Patricot: 6 months after termination)
Pre-2010 Awards. Taking into account the change in control of Legacy CCE that occurred in 2010, the stock option awards granted prior to 2010 to our Named Executive Officers provide for the following treatment:

Termination Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination, but Not Exceeding Option Expiration Date)
Change in Control Termination	100% vesting of 2009 awards (all others fully vested)	Option expiration date
Death or disability	100% vesting of 2009 awards (all others fully vested)	36 months after death or termination due to disability or 60 months for pre-2006 awards (For Mr. Patricot, 6 months after death for his pre-2008 awards and 36 months for his 2008 and 2009 awards.)
For pre-2006 awards, Retirement at or after age 55 with at least 5 years of service if the sum of age and years of service is at least 75 (“Rule of 75 Retirement”)	N/A; awards fully vested	60 months after termination for pre-2006 awards
For 2006-2009 awards, Retirement at or after age 55 (Mr. Patricot: age 65) with at least 5 years of service for 2009 awards (“Rule of 60 Retirement”)	100% vesting of 2009 awards (all other fully vested)	48 months after termination (Mr. Patricot: 36 months after termination 2008 and 2009 awards)
Other	Forfeiture	6 months after termination

Performance Share Unit Awards
If a Named Executive Officer’s employment with the company terminates before his or her 2008 through 2011 performance share unit awards have vested, the following terms apply:
2010 and 2011 PSU Awards

Termination Event	Applicable Terms
Severance Termination	Service-vesting condition waived on pro rata portion of the award earned, if any, during the performance period
Rule of 60 Retirement (Mr. Patricot only)	Service-vesting condition waived on a pro-rata portion of the award, if any, earned during the performance period
Death, disability or Change in Control Termination	Service-vesting condition waived on 100% of the award’s target portion if event occurs before the end of the performance period and the earned portion if after the end of the performance period
Other	100% of award forfeited on the termination date
2009 PSU Award

Termination Event	Applicable Terms
Death, disability or Severance Termination (Due to 2010 CIC, voluntary termination for good reason also applicable to Mr. Patricot)	100% of award already earned vests immediately
Rule of 60 Retirement on or after November 4, 2011	100% of the award already earned vests immediately
Other	100% of the award forfeited on the termination date
2008 PSU Award

Termination Event	Applicable Terms
Rule of 60 Retirement (Mr. Patricot: Retirement is age 65)	Pro-rata portion of earned award vests immediately
Death, disability or Severance Termination (Due to 2010 CIC, voluntary termination for good reason also applicable to Mr. Patricot)	100% of the earned award vests immediately
Other	100% of the award forfeited on the termination date
2010 Inaugural Restricted Stock Unit Awards
If a Named Executive Officer’s employment with the company terminates before his or her 2010 inaugural RSU award has vested, the following terms apply:

Termination Event	Applicable Terms
Death or disability	100% of the award immediately vests
Involuntary termination without cause (Mr. Patriciot only)	A pro rata portion of the award vests immediately
Severance Termination (U.S.-based senior officers only)	100% of the award vests immediately
Other	100% of the award forfeited on the termination date
Potential Termination Scenario Summary Table
The amounts shown in the table below assume that the specified hypothetical triggering event (termination or change in control, as applicable) occurred on December 31, 2011. (A change in control without a subsequent termination is not an event that triggers any cash payments or the acceleration of any equity award’s vesting.)
Values shown in the table and footnotes below are based on the closing price of the company’s stock on December 30, 2011, which was $25.78. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that earned without regard to the event, or any amounts associated with equity awards for which vesting has not been accelerated or performance requirements waived on account of the triggering event. Other relevant assumptions and explanations are provided in the footnotes following the table.

		Potential Payments upon Termination or Change in Control
Named Executive Officer	Payment Type	Involuntary Termination w/o Cause	Voluntary Termination for Good Reason	Termination within 2 Years of Change in Control (Involuntary or Good Reason Termination Required)	Voluntary Termination w/o Good Reason or Rule of 60/75 Retirement	Death/ Disability
John F. Brock	Cash (1)	$11,290,000	$11,290,000	$11,290,000	$—	$18,290,000
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	52,691,568	52,691,568	63,681,266	46,397,916	63,681,266
	Intrinsic Value of Options after Vesting Acceleration(2)	3,491,207	3,491,207	3,715,209	3,279,313	3,715,209
	Total	$67,472,775	$67,472,775	$78,686,475	$49,677,229	$85,686,475
William W. Douglas III	Cash(1)	$4,950,000	$4,950,000	$4,950,000	$—	$6,450,000
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	11,123,525	11,123,525	$13,337,721	$—	$13,337,721
	Intrinsic Value of Options after Vesting Acceleration(2)	748,325	748,325	$796,312	$—	$796,312
	Total	$16,821,850	$16,821,850	$19,084,033	$—	$20,584,033
Hubert Patricot	Cash(1)	$2,253,300	$—	$2,253,300	$—	$—
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	8,237,566	—	10,862,841	—	10,862,841
	Intrinsic Value of Options after Vesting Acceleration(2)	598,786	—	637,177	—	637,177
	Total	$11,089,652	$—	$13,753,318	$—	$11,500,018
John R. Parker, Jr.	Cash(1)	$4,336,000	$4,336,000	$4,336,000	$—	$5,336,000
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	7,265,767	7,265,767	8,742,256	6,498,313	8,742,256
	Intrinsic Value of Options after Vesting Acceleration(2)	498,497	498,497	530,505	468,220	530,505
	Total	$12,100,264	$12,100,264	$13,608,761	$6,966,533	$14,608,761
Suzanne D. Patterson	Cash(1)	$2,021,000	$2,021,000	$2,021,000	$—	$2,396,000
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	2,036,686	2,036,686	2,589,189	—	2,589,189
	Intrinsic Value of Options after Vesting Acceleration(2)	186,928	186,928	198,937	—	198,937
	Total	$4,244,614	$4,244,614	$4,809,126	$—	$5,184,126
(1)        For the U.S.-based executive officers, the amount shown in the first three columns is the lump-sum cash severance benefit provided for under the terms of their employment agreements in the event the executive officer is involuntarily or constructively terminated without cause or the executive officer voluntarily terminates for good reason. These amounts are equal to: (a) the officer’s annual base salary as of December 31, 2011 plus his or her MIP target award, multiplied by two (the number of full years remaining in his or her employment term as of that date); and (b) the amount of his or her retention award. The amount shown in the last column is calculated in the same manner, with the additon of the cash value of the one remaining annual long-term incentive award to which the executive is entitled under his or her agreement.
 For Mr. Patricot, amount shown in the first and third column is a lump-sum cash severance benefit provided for under his employment agreement for an involuntary termination without cause, which is his salary as of December 31, 2011 plus his MIP target award, multiplied by two. The conversion to U.S. dollars from euros is based on the December 31, 2011 exchange rate of 1.295.
Although the terms of the agreements and equity awards may vary somewhat, generally, “cause” is defined as (a) gross misconduct by the executive that is materially detrimental to the company, (b) acts of personal dishonesty or fraud by the executive toward the company, or (c) the executive’s conviction of a felony. “Good reason” generally means (a) a material diminution of duties, responsibilities or authority, (b) a reduction in salary or annual target MIP award opportunity, or (c) a change from the work location specified in the executive’s employment agreement.
Note that the amounts shown do not include awards under the 2011 MIP as those awards would have been earned by the executives' as of December 31, 2011.
(2)        Amounts shown reflect the intrinsic value of stock-based awards and options with respect to which, under the terms of the applicable grant documents and/or employment agreements, (i) service conditions to vesting would be waived upon the occurrence of the termination scenario, and/or (ii) any applicable performance conditions that have not previously been satisfied would be waived under such scenario.

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders(1)	17,314,214	(2)	$15.89	(3)	15,470,635	(4),(5)
Equity compensation plans not approved by security holders	0		N/A		0
Total	17,314,214		$15.89		15,470,630
(1)        The Coca-Cola Enterprises, Inc. Long-Term Incentive Plan (the “Legacy Plan”), the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “2010 Plan”) and the Coca-Cola Enterprises, Inc. Nonqualified Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”) were adopted by International CCE Inc. and approved by its sole shareowner Coca-Cola Enterprises Inc. prior to, and contingent upon, the completion of the 2010 transaction between Coca-Cola Enterprises Inc. and The Coca-Cola Company.
(2)        Represents shares of our common stock issuable pursuant to the following outstanding equity awards:

•
Under the Legacy Plan: 6,924,291 stock options, 312,522 unvested restricted stock units and 5,097,288 unvested performance stock units for which the performance conditions to vesting have been satisfied, as well as 10,112 fully vested restricted stock units that are payable in 2012;

•
Under the 2010 Plan: 2,429,824 stock options, 966,818 unvested restricted stock units and 1,108,751 unvested performance share units (assuming the performance conditions to vesting are met for the target award; however, we note that the total does not reflect an additional 424,161 unvested performance share units earned based on the level of attainment of the performance-vesting conditions under the 2010 performance stock unit awards, because the relevant performance results were not known until after December 31, 2011); and

•	Under the Directors Plan: 464,608 fully vested phantom stock units that are payable upon the director’s departure from the board.
(3)        The weighted-average exercise price shown in column (b) relates only to the 9,354,115 outstanding stock options issuable under the Legacy Plan and 2010 Plan.
(4)         Represents shares of our common stock issuable pursuant to future awards under the 2010 Plan as of December 31, 2011. However, the 2010 Plan was amended by our board of directors on February 7, 2012, to reduce the number of shares available for issuance by 2,500,000. We also note that the shares authorized for issuance under the Legacy Plan and under the shareowner-appproved component of the Directors Plan were to be related solely to the conversion of outstanding awards made by Legacy CCE, and that no additional awards may be granted after October 2, 2010. Therefore, there are no shares still available for issuance under the Legacy Plan or the shareowner-approved component of the Directors Plan.
(5)        The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•
Under the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors, shares are issued to the extent that a participant’s deferred compensation account is credited with phantom stock units. In addition to the phantom stock units related to the participants’ voluntary deferrals of their compensation, the plan provides for quarterly credits of phantom stock units equal in value to $30,000, with the number of such units based on the closing price of our stock on the last trading day of the previous quarter. This plan will terminate on October 2, 2020, unless extended by our board and approved by the shareowners.

•
Under the Coca-Cola Enterprises UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent that employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer. Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on October 2, 2020, unless extended by our board of directors and approved by the shareowners.

•
Under the Belgian and Luxembourg Stock Savings Plan (the “Belgian Plan”), shares are purchased on the open market only to the extent that employees of our subsidiaries in Belgium and Luxembourg elect to contribute from their pay, as well as matching contributions made by their employer. Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution that is used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for two years (four years for participants in Luxembourg). This plan will terminate on October 2, 2020, unless extended by our board of directors and approved by the shareowners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Our directors, executive officers, and beneficial owners of 10% or more of our common stock must file reports with the SEC showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations from such persons, all such reports were filed in a timely manner during 2011. It was determined, however, that the Form 4 filed on behalf of John R. Parker, Jr. on October 5, 2010, which reported the shares of our common stock and derivative securities he acquired upon the conversion of common shares and derivative securities of Legacy CCE that occurred in connection with the October 2, 2010 Transaction, did not also include 2,416 shares owned by his spouse on that date. Therefore, an amendment to the October 5, 2010 Form 4 was filed on Mr. Parker's behalf on January 25, 2012, to report his indirect ownership of these shares.

PROPOSAL 2

ADVISORY VOTE ON THE COMPANY'S EXECUTIVE OFFICERS' COMPENSATION
(THE "SAY ON PAY" VOTE)
At last year's annual meeting, we provided our shareowners with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders.  At our 2011 annual meeting, our stockholders overwhelmingly approved the proposal, with more than 94% of the votes cast voting in favor of the proposal. We also asked our shareowners to indicate if we should hold a "say-on-pay" vote every one, two or three years. Consistent with the recommendation of our board of directors, our shareowners indicated by advisory vote their preference to hold a say-on-pay vote annually. After consideration of the 2011 voting results, and based upon its prior recommendation, our board of directors elected to hold a stockholder "say-on-pay" vote annually. Accordingly, this year we are again asking our stockholders to vote “For” the compensation of our executive officers as disclosed in this proxy statement.
As described in the Compensation Discussion and Analysis section that begins on page 26 of this proxy statement, we believe that our executive compensation program is designed to support the company's long-term success by achieving the following objectives:

•	Attracting and retaining talented senior executives;

•	Tying the majority of executive pay to company and individual performance;

•	Supporting our annual and long-term business strategies; and

•	Aligning executives' interests with those of our shareowners.
We urge shareowners to read the Compensation Discussion and Analysis (“the CD&A”), as well as the Summary Compensation Table and related tables and narrative that follow it. The CD&A provides detailed information regarding our executive compensation program, policy and processes, as well as the compensation of our Named Executive Officers.
The board of directors requests that shareowners approve the following resolution at the 2012 annual meeting:
RESOLVED, that the shareowners of Coca-Cola Enterprises, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's Named Executive Officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company's 2012 Annual Meeting of Shareowners.
Because this vote is advisory, it will not be binding upon the board of directors or the Human Resources and Compensation Committee. However, the Human Resources and Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.
Recommendation of the Board of Directors
Our board of directors unanimously recommends that you vote FOR the above resolution approving, on an advisory basis, our executive officers' compensation.

PROPOSAL 3

APPROVAL OF THE PERFORMANCE MEASURES UNDER THE 2010 INCENTIVE AWARD PLAN
(AS AMENDED EFFECTIVE FEBRUARY 7, 2012) TO PRESERVE THE TAX DEDUCTIBILITY OF CERTAIN AWARDS UNDER THE PLAN
At the annual meeting, our shareowners will be asked to approve the material terms of the performance measures under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “2010 Incentive Plan” or the “Plan”). Approval of the Plan's performance measures will permit the compensation earned under certain awards to qualify as “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code and, therefore, ensure its tax deductibility for the company and allow the company to deduct certain payments made to executive officers of the company under the U.S. federal tax laws.

Section 162(m) limits the deductibility of certain executive compensation paid to our Chief Executive Officer and the three highest compensated officers (other than the Chief Financial Officer) to $1,000,000.  An exemption from this limitation applies to “performance-based” compensation as defined in the regulations under Section 162(m). One of the requirements under the performance-based compensation exception is shareowner approval of the performance measures pursuant to which the compensation is paid. Following the Transaction, transition rules under Section 162(m) permitted the company to make certain performance based awards under the 2010 Incentive Award Plan that qualified as performance based. However, unless the material terms of the performance measures under the 2010 Incentive Award Plan are approved by shareowners at our 2012 annual meeting, compensation paid to Section 162(m) covered officers under current and future incentive programs may not be deductible by the company.

Important Facts Regarding this Shareowner Proposal

•	This proposal does not seek to increase the numbers of shares that can be issued under the 2010 Incentive Award Plan.

•	This proposal will not result in any additional cost to the company and, in fact, may result in substantial tax savings to the company.

•
If the requisite shareowner approval of the performance measures is not obtained, we may continue to grant awards under the 2010 Incentive Plan, including awards that include performance-vesting conditions. However, certain awards under the 2010 Incentive Plan may not constitute “qualified performance-based compensation” under Section 162(m).

Background of the 2010 Incentive Award Plan
The 2010 Incentive Plan was originally adopted by the board of directors of International CCE Inc. and approved by Legacy CCE, its sole shareholder at the time the Plan was adopted. The 2010 Incentive Plan became effective on October 2, 2010, upon the company's formation. The 2010 Incentive Award was amended by our board of directors on February 7, 2012, to make the following changes to the Plan:

•	Reducing the number of shares available for awards under the Plan from 20,000,000 to 17,500,000;

•	Providing that shares withheld to satisfy tax liabilities associated with awards are not again available for awards under the Plan; and

•
Including a “clawback” provision with respect to the recapture of any awards as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing standards of the New York Stock Exchange.

 Summary of the Material Terms of the Performance Measures under the 2010 Incentive Plan
The following is a summary of the material features of the performance measures under the 2010 Incentive Plan. This summary of the Plan is qualified in its entirety by the text of the Plan, which is available on our website at www.cokecce.com under “Corporate Governance” or by contacting our corporate secretary for a copy. Inquiries may be made to our corporate secretary at Coca-Cola Enterprises, Inc.; 2500 Windy Ridge Parkway; Atlanta, Georgia 30339.
Eligibility. Officers, key employees, and directors and other persons providing services to Coca-Cola Enterprises, Inc. and its subsidiaries are eligible to receive awards under the Incentive Plan.
Performance Awards. The Committee may condition the receipt of an award or the vesting of an award on certain business criteria. If the Committee determines that such performance awards should be considered "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the performance goals must relate to one or more of the following business criteria: (1) fair market value of shares of our common stock; (2) operating profit; (3) operating income; (4) sales volume of our products; (5) earnings per share; (6) revenues; (7) cash flow; (8) cash flow return on investment; (9) return on assets; (10) return on investment; (11) return on capital; (12) return on equity; (13) return on invested capital; (14) economic value added; (15) operating margin; (16) net income; (17) pretax earnings; (18) pretax earnings before interest, (19) depreciation and amortization; (20) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; and (21) any of the above goals as compared to the performance of a published or special index, such as the Standard & Poor's 500 Stock Index or a group of comparable companies.
Limitations on Awards. The maximum number of shares of stock with respect to which options and stock appreciation rights (“SARs”) may be granted to any eligible person in any calendar year is 2,000,000, and the maximum number of shares of stock with respect to which restricted stock or restricted stock units may be granted in any calendar year is 2,000,000. The maximum value of cash incentive awards that an eligible person can earn in any year is $10,000,000.
Other Terms of the 2010 Incentive Award Plan
Purpose. The purpose of the 2010 Incentive Plan is to align the financial interests of officers and key employees with the interests of shareowners by encouraging and enabling the acquisition of a financial interest in the company through grants of stock options, SARs, restricted stock, and restricted stock units and through cash incentive awards.
Administration. The Committee of the board of directors is responsible for the administration of the Incentive Plan.
Shares Available For Award.  Effective February 7, 2012, the number of shares with respect to which awards may be issued or delivered under the 2010 Incentive Plan (subject to adjustment as set forth below) is 17,500,000, taking into account shares awarded since the adoption of the Plan in 2010. (This represents a reduction of 2,500,000 shares originally available for issuance under the Plan.) Shares subject to awards that are forfeited, settled in cash, or otherwise not delivered will again be available for awards under the Plan, but shares that are withheld for tax purposes or tendered in connection with the exercise of an option shall not again be available. No more than 5,000,000 of these shares shall be available for issuance pursuant to incentive stock options.
Awards under the 2010 Incentive Plan.

•
Options. Options must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Unless otherwise provided by the Committee, the fair market value will be equal to the closing price of a share of the company's stock. Options may contain other provisions the Committee decides are appropriate, such as when the options will become exercisable, the times and circumstances under which the option may be exercised, and the methods by which the exercise price may be paid. Options that become exercisable will expire no later than ten years from the date they were granted.

•
SARs. SARs will entitle the participant to receive, in either cash or stock, the excess of the fair market value of one share of our common stock over the exercise price of the SAR. The Committee will determine the terms under which SARs are awarded, including the times and circumstances for exercise of the SARs.

•
Restricted Stock. Restricted stock will contain restrictions on the ability to transfer the stock and be subject to a risk of forfeiture. The Committee will determine the conditions that must be satisfied for the restricted stock to become freely transferable, or vested, and other conditions that apply to the award. Restricted stock awards may provide that the participant will have voting and dividend rights during the period before the award becomes transferable and vests.

•
Restricted Stock Units. Restricted stock units represent the right to receive stock, cash, or a combination of both at the end of a specified period. A restricted stock unit is recorded in our bookkeeping entries as equal to the fair market value of a share of our common stock. The Committee may impose conditions for vesting and other terms on restricted stock units at the date of grant. The Committee may provide that a participant who receives an award of a restricted stock unit may also receive dividend and interest credits related to such award.

•
Cash Incentive Awards. The Committee can authorize cash incentive payments conditioned on attainment of the performance criteria it establishes under the performance measures described above. The timing of any payments will be determined at the time the Committee authorizes the incentive payments.

 Change in Control. Unless the award document provides otherwise, the following terms apply if the participant's employment is terminated by us for a reason other than cause or if the participant terminates employment with us for good reason, each within 24 months after a change in control of the company:

•	Options and SARs. Options and SARs will become fully exercisable and vested as of the termination of employment and will remain exercisable and vested for the remainder of the term of the award.
•	Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock unit awards will become fully vested as of the termination of employment.

Adjustment of Equity Awards. In the event of a stock dividend, stock split, reverse stock split, share combination or similar events, the maximum number of shares authorized under the 2010 Incentive Plan, the maximum award limitations, the number of shares subject to outstanding awards, the exercise price, base price, purchase or option price and other relevant provisions of the 2010 Incentive Plan and outstanding awards will be proportionately and automatically adjusted to reflect such event.
Prohibition on Repricing of Stock Options and SARs. The Committee may not take any action that constitutes a "repricing," unless such action is approved by our shareowners.
Termination, Amendment, or Suspension. The board of directors or the Committee can terminate, amend, or suspend the 2010 Incentive Plan at any time, subject to shareholder approval if required under federal or state law or by the New York Stock Exchange.
Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” approval of the material performance measures under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan in order to preserve the tax deductibility of certain awards thereunder.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee, which is composed entirely of independent directors, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Our board of directors has unanimously endorsed this appointment. Ernst & Young has served as Legacy CCE’s and our independent auditors since 1986, and our management considers the firm to be well qualified.
While the Audit Committee is responsible for the appointment, compensation, oversight, retention, and termination of the independent registered public accounting firm, the Audit Committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the Audit Committee may investigate the reasons for shareowner rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareowners.
A formal statement by representatives of Ernst & Young LLP is not planned for the annual meeting. However, Ernst & Young LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.
Audit and Non-Audit Fee Table
In connection with its audit of our 2011 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms under which Ernst & Young LLP will perform services for us.
The following table sets forth the fees for services Ernst & Young LLP provided in 2011 and 2010 (in thousands):

	2011	2010
Audit fees(1)	$4,377	$9,855
Audit-related fees(2)	115	451
Tax fees(3)	25	390
All other fees(4)	2	2
	$4,519	$10,698
______________________________________________________________
(1)    Represents professional fees related to the Transaction, in addition to the normal professional fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of international subsidiaries’ financial statements, review of the consolidated quarterly financial statements included in our Forms 10-Q, certain accounting consultations, consents issued related to registration statements, and issuance of comfort letters.
(2)     Represents professional fees for pension plan audits, certain accounting consultations, and other attest engagements.
(3)     Represents professional fees for tax advisory services for assistance with analyses of tax laws, regulations and other rules .
(4)     Represents subscription fees to an on-line accounting research tool.

Preapproval by Audit Committee
Under the Audit Committee’s charter, which can be found on our website at www.cokecce.com under “Corporate Governance” then “Board of Directors,” the committee is required to give advance approval of any audit and non-audit services to be performed by our auditors, provided that any such non-audit services are not otherwise prohibited. There is no de minimis exception to the committee’s preapproval procedures. All of the non-audit services were approved by the committee to ensure compatibility with maintaining Ernst & Young LLP’s independence.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors who are independent directors, as defined under the New York Stock Exchange corporate governance listing standards. The committee operates under a written charter adopted by the Board of Directors. Pursuant to that charter, the committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

* The quality and integrity of the company’s financial statements and financial reporting process;
* The adequacy and effectiveness of the company’s internal control over financial reporting, as well as its disclosure controls and procedures;
* The effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the company;
* The selection of the company’s independent auditors and the performance of the independent auditors and the company’s internal audit function;
* The independent auditors’ qualifications and independence;
* The company’s compliance with ethics policies and legal and regulatory requirements; and
* The preparation of the report of the committee to be included in the company’s annual proxy statement.

The committee met six times either in person or by telephone during 2011. In the course of those meetings, the committee met with management, including collective and individual meetings with the Chairman and Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, the Chief Compliance and Risk Officer, and the Vice President, Internal Audit, and also met with the Company’s independent auditors, Ernst & Young LLP, both with and without management present.

As stated above, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as Ernst & Young, which is responsible for expressing an opinion of the conformity of those financial statements to generally accepted accounting principles and for auditing the Company’s internal controls over financial reporting and expressing an opinion on the effectiveness of those controls.

In fulfilling its oversight responsibilities, the committee has reviewed and discussed with management and Ernst & Young the Company's audited financial statements, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of the Company's internal controls over financial reporting. The committee reviewed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards, AU section 368 (SAS No. 61), Communication with Audit Committees, as amended, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee received the written disclosures and the letter from Ernst & Young to the committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management.

Based on the foregoing reviews and discussions, and in reliance on management and Ernst & Young as described above, the committee recommended to the Board of Directors that the 2011 audited consolidated financial statements of Coca-Cola Enterprises, Inc. be included in the Annual Report of Coca-Cola Enterprises, Inc. on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Suzanne B. Labarge, Chair
Donna A. James
Garry Watts
February 6, 2012	Phoebe A. Wood

Recommendation of the Board of Directors
Our board of directors unanimously recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.

SHAREOWNER PROPOSALS FOR 2013 ANNUAL MEETING
Nominations of persons for the election to our board of directors and the proposal of other business for consideration by the shareowners at the 2013 annual meeting of shareowners will be acted upon only in the following circumstances:

•
if the proposal is to be included in next year’s proxy statement pursuant to the SEC’s Rule 14a-8 or other applicable rules, the proposal (meeting all of the requirements set forth in such rules and related SEC rules and interpretations) is received by our corporate secretary on or before November 4, 2012; or

•
if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after December 26, 2012, but on or before January 25, 2013 (unless the 2013 annual meeting is not scheduled to be held within the period between March 25 and July 3, in which case our by-laws prescribe an alternate deadline). These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

The summary in the two bullet points above is not intended to be complete and is qualified by the text of our by-laws, which are available upon request from our corporate secretary.
In addition, the shareowner proponent or a representative of the proponent must appear in person at the 2013 annual meeting to present such proposal.
Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Coca-Cola Enterprises, Inc., 2500 Windy Ridge Parkway, Atlanta, Georgia 30339.

OTHER MATTERS
We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote the shares for which they hold proxies in their discretion.
Atlanta, Georgia
March 5, 2012

APPENDIX A
COCA-COLA ENTERPRISES, INC.
RECONCILIATION OF GAAP TO NON-GAAP
(Unaudited; In Millions, Except Per Share Data which is calculated prior to rounding)

Reconciliation of Income (a)	Full Year 2011
	Reported (GAAP)(b)	Items Impacting Comparability				Comparable (non-GAAP)
		Net Mark-to-Market Commodity Hedges(c)	Restructuring Charges(d)	Tax Indemnification Changes(e)	Net Tax Items(f)
Net Operating Revenues	$8,284	—	—	—	—	$8,284
Cost of Sales	5,254	(4)	—	—	—	5,250
Gross Profit	3,030	4	—	—	—	3,034
Selling, Delivery, and Administrative Expenses	1,997	1	(19)	(5)	—	1,974
Operating Income	1,033	3	19	5	—	1,060
Interest Expense, Net	85	—	—	—	—	85
Other Nonoperating Expense, Net	(3)	—	—	—	—	(3)
Income Before Income Taxes	945	3	19	5	—	972
Income Tax Expense	196	1	6	1	53	257
Net Income	$749	$2	$13	$4	$(53)	$715
Diluted Earnings Per Common Share	$2.29	—	$0.04	$0.01	$(0.16)	$2.18

Reconciliation of Income (a) (g)	Full Year 2010
		Items Impacting Comparability
	Reported (GAAP) (b)	Net Mark-to-Market Commodity Hedges (c)	Restructuring Charges (d)	Transaction Costs (h)	Norway and Sweden (i)	SAB 55 Allocation (j)	Pro Forma Corporate (k)	Comparable (non-GAAP)
Net Operating Revenues	$6,714	—	—	—	$714	—	—	$7,428
Cost of Sales	4,234	(8)	—	—	448	—	—	4,674
Gross Profit	2,480	8	—	—	266	—	—	2,754
Selling, Delivery, and Administrative Expenses	1,670	—	(5)	(8)	210	(160)	139	1,846
Operating Income	$810	$8	$5	$8	$56	$160	$(139)	$908
Interest Expense, Net (l)	63							68
Other Nonoperating (Expense) Income, Net	(1)							4
Income Before Income Taxes	746							844
Income Tax Expense (m)	122							228
Net Income	$624							$616
Diluted Earnings Per Common Share	$1.83							$1.78

(a) These non-GAAP measures are provided to allow investors to more clearly evaluate our operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results. The adjusting items are based on established defined terms and thresholds and represent all material items management considered for year-over-year comparability.

(b) As reflected in CCE's U.S. GAAP Consolidated Financial Statements.
(c) Amounts represent the net out of period mark-to-market impact of non-designated commodity hedges.
(d) Amounts represent non-recurring restructuring charges. Prior to the fourth quarter of 2010, these amounts only include those related to legacy CCE's Europe operating segment and do not include any Legacy CCE corporate amounts.

(e) Amounts represent post-Merger changes to certain underlying tax matters covered by our indemnification to TCCC for periods prior to the Merger.
(f) Amounts represent the deferred tax benefit related to the enactment of a corporate income tax rate reduction in the United Kingdom.
(g) The "comparable (non-GAAP)" results are for informational purposes only and do not purport to present CCE's actual results had the Merger with TCCC actually occurred on the dates specified or to project actual results for any future period. All non-GAAP information is based on assumptions believed to be reasonable and should be read in conjunction with the historical financial information contained in CCE's 2011 U.S. GAAP Consolidated Financial Statements.

(h) Amounts represent transaction related costs incurred by CCE in the fourth quarter of 2010.
(i) Reflects historical financial statements of Norway and Sweden through October 1, 2010, as adjusted for purchase accounting adjustments and accounting policy changes.
(j) Adjustment to exclude the SEC Staff Accounting Bulletin ("SAB") 55 allocation of corporate expenses of legacy CCE as it existed prior to the transaction with TCCC.
(k) Assumed three quarters of full-year estimated corporate expense of $185 million incurred evenly throughout the first nine months of the year. Fourth quarter 2010 actual corporate expenses are included in our reported results.

(l) "Comparable (non-GAAP)" assumed $2.4 billion in gross debt with a weighted average cost of debt of 3 percent for the first nine months of 2010 and actual interest expense for the fourth quarter of 2010.

(m) "Comparable (non-GAAP)" assumed an effective tax rate of 27%.

APPENDIX B

Comparator Group Companies

Abbott Laboratories
Accenture
AEGON
AFLAC
Alcoa
Allstate
Ally Financial
Amazon.com
American Electric Power
American Express
Amgen
ARAMARK
Arrow Electronics
AstraZeneca
BAE Systems
Baxter International
Bayer AG
BJ's Wholesale Club
Bristol-Myers Squibb
Burlington Northern Santa Fe
Capital One Financial
Carnival
Caterpillar
CBS
CHS
CIGNA
Cisco Systems
CIT Group
CNA
Colgate -Palmolive
Comcast
ConAgra Foods
Consolidated Edison
Constellation Energy
Covidien
Cox Enterprises
CSC
Daimier Trucks North America
Dean Foods
Deere & Company
Delta Air Lines
Dominion Resources
Duke Energy

DuPont
Eaton
Edison International
Eli Lilly
Emblem Health
EMC
Emerson Electric
Entergy
EPCO
Exelon
Express Scripts
FedEx
Fidelity Investments
FirstEnergy
Fluor
FPL Group
Freddie Mac
Freeport-McMoRan Copper & Gold
GAP
Gavilon
General Dynamics
General Mills
Goodyear Tire & Rubber
Google
Hartford Financial Services
HCA Healthcare
Health Net
Hess
Highmark Blue Cross Blue Shield
Hilton Worldwide
H.J. Heinz
Hoffman-La Roche
Honeywell
HSBC Holdings
Humana
Illinois Tool Works
ING
Ingersoll-Rand
Intel
International Paper
ITT - Corporate
Jabil Circuit
Jacobs Engineering

J.C. Penney Company
John Hancock
Johnson Controls
KBR
Kellogg
Kimberly-Clark
Kohl's
Land O' Lakes
Lenovo
Liberty Mutual
Lowes
L-3 Communications
Lyondell Chemical
Marriott International
Marsh & McLennan
Massachusetts Mutual
McDonalds'
Medtronic
Merck & Co
Monsanto
Mosaic
Motorola
Murphy Oil
Nationwide
Navistar International
NBC Universal
Nestle USA
New York Life
NIKE
Nissan North America
Northrop Grumman
Northwestern Mutual
Occidental Petroleum
Office Depot
Orange Business Services
Pacific Gas & Electric
Parker Hannifin
Financial Services
PNC
PPG Industries
Progressive Corporation
Prudential Financial
Public Service Enterprise Group
QUALCOMM

Qwest Communications
Research In MotionSAIC
Sanofi-Aventis
Sara Lee
Schlumberger
7-Eleven
Siemens AG
Sony Corporation
Southern Company Services
Southwest Airlines
Sprint Nextel
Stop & Shop
Sunoco
Tennessee Valley Authority
Sun Trust Banks
Tesoro
Textron
Thermo Fisher Scientific
Thomson Reuters
3M
Time Warner
Time Warner Cable
TJX Companies
T-Mobile USA
Travelers
TRW Automotive
Tyco Electronics
Tyson Foods
Union Pacific
United Air Lines
United States Steel
Unum Group
USAA
U.S. Bancorp
U.S. Foodservice
Viacom
Walt Disney
Warner Bros Entertainment
Waste Management
Whirlpool
WPP
Xerox
Yumi Brands

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2012.
COCA-COLA ENTERPRISES, INC.
Meeting Information
Meeting Type: Annual Meeting
For holders as of: February 27, 2012
Date: April 24, 2012 Time: 8:30 AM EDT
Location: Cobb Energy Performing Arts Centre
2800 Cobb Galleria Parkway
Atlanta, GA 30339

Coca-Cola Enterprises, Inc. 2500 WINDY RIDGE PARKWAY ATLANTA, GA 30339
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

M40944-P20771	See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENTANNUAL REPORT
How to View Online:
Have available the information that is printed in the box marked by the arrow à XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow à  XXXX XXXX XXXX (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 10, 2012, to facilitate timely delivery.

M40945-P20771

HOW TO VOTE Please Choose One of the Following Voting Methods
To Vote By Internet:  To vote by Internet, go to www.proxyvote.com. Have the information printed in the box marked by the arrow available and follow the instructions.
To Vote By Mail:  To vote by mail, request a paper copy of the proxy materials, which will include a proxy card and postage-paid envelope for returning your proxy card.
To Vote In Person:  To vote at the meeting, you will need to request a ballot and complete it there.
ATTENDEES:  Please bring this Notice and a suitable form of personal photo identification for admission to the meeting. No cell phones, cameras, recording equipment or other electronic devices, or large bags, briefcases, or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Voting Items

The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1.		The Board of Directors recommends a vote FOR Proposal 4.
1. Election of eleven directors for terms expiring at the 2013 annual meeting: NOMINEES:		4. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year 2012
01) Jan Bennink 02) John F. Brock 03) Calvin Darden 04) L. Phillip Humann 05) Orrin H. Ingram II 06) Thomas H. Johnson	07) Suzanne B. Labarge 08) Véronique Morali 09) Garry Watts 10) Curtis R. Welling 11) Phoebe A. Wood	In their discretion, the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof.
The Board of Directors recommends a vote FOR Proposal 2.
2. To approve, by non-binding vote, our executive officers' compensation
The Board of Directors recommends a vote FOR Proposal 3.
3. To approve the performance measures under the 2010 Incentive Award Plan (As Amended Effective February 7, 2012) to preserve the tax deductibility of awards under the plan

Coca-Cola Enterprises, Inc. Annual Meeting of Shareowners Tuesday, April 24, 2012, 8:30 a.m. EDT Cobb Energy Performing Arts Centre 2800 Cobb Galleria Parkway Atlanta, GA
Agenda

ELECTION OF ELEVEN DIRECTORS
TO APPROVE, BY NON-BINDING VOTE, OUR EXECUTIVE OFFICERS' COMPENSATION
TO APPROVE THE PERFORMANCE MEASURES UNDER THE 2010 INCENTIVE AWARD
PLAN (AS AMENDED EFFECTIVE FEBRUARY 7, 2012)
TO PRESERVE THE TAX DEDUCTIBILITY OF AWARDS UNDER THE PLAN
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012

Please bring this portion of the proxy card and a suitable form of personal photo identification for admission to the Annual Meeting.
If you vote these shares over the Internet or telephone, there is no need to mail back the proxy card.
The Internet and telephone voting facilities will close at 11:59 p.m., EDT, April 23, 2012.
Voting is important - thank you for voting!

ATTENDEES:
No cell phones, cameras, recording equipment or other electronic devices, large bags, briefcases or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

COCA-COLA ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF COCA-COLA ENTERPRISES, INC.

The undersigned hereby appoints John R. Parker, Jr. and William T. Plybon and each of them, with power to act without the other and power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coca-Cola Enterprises, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held April 24, 2012, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the eleven directors, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4, and as the proxies deem advisable on all other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. If you mark no boxes, these shares will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding boxy on the reverse side.) (Continued and to be signed on reverse side.)

Coca-Cola Enterprises, Inc. 2500 WINDY RIDGE PARKWAY ATLANTA, GA 30339
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M40919-P20771					KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COCA-COLA ENTERPRISES, INC.		For All	Withhold All	For All Except
Vote on Directors
The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1.		☐	☐	☐
1. Election of eleven directors for terms expiring at the 2013 annual meeting: NOMINEES:
01) Jan Bennink 02) John F. Brock 03) Calvin Darden 04) L. Phillip Humann 05) Orrin H. Ingram II 06) Thomas H. Johnson	07) Suzanne B. Labarge 08) Véronique Morali 09) Garry Watts 10) Curtis R. Welling 11) Phoebe A. Wood
The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 4.	For	Against	Abstain
2. To approve, by non-binding vote, our executive officers' compensation.		☐	☐	☐	4. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year 2012	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.					In their discretion, the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof.
3. To approve the performance measures under the 2010 Incentive Award Plan (As Amended Effective February 7, 2012) to preserve the tax deductibility of awards under the plan.		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐
NOTE: Please sign, date, and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such.

Signature (PLEASE SIGN WITHIN BOX)		Date			Signature (Joint Owners)	Date